Exhibit 10.1
Execution Version

REVOLVING CREDIT AND TERM LOAN AGREEMENT
dated as of January 19, 2010
among
PRG-SCHULTZ INTERNATIONAL, INC. and PRG-SCHULTZ USA, INC.
as Borrowers
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
SUNTRUST BANK,
as Administrative Agent and Issuing Bank

Schedules

Schedule I	—	Applicable Margin and Applicable Percentage
Schedule II	—	Commitment Amounts
Schedule III	—	Dark Leases
Schedule 3.1(b)(xvii)	—	Material Agreements
Schedule 4.5	—	Environmental Matters
Schedule 4.14	—	Subsidiaries
Schedule 7.1	—	Outstanding Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments

Exhibits

Exhibit A	—	Form of Revolving Credit Note
Exhibit B	—	Form of Term Note
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Subsidiary Guarantee Agreement
Exhibit E	—	Form of Borrowing Base Certificate

Exhibit 2.3	—	Form of Notice of Revolving Borrowing
Exhibit 2.5	—	Form of Notice of Term Loan Borrowing
Exhibit 3.1(b)(viii)	—	Form of Secretary’s Certificate
Exhibit 3.1(b)(xi)	—	Form of Officer’s Certificate
Exhibit 5.1(c)	—	Form of Compliance Certificate

v

REVOLVING CREDIT AND TERM LOAN AGREEMENT
     THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of January 19, 2010, by and among PRG-SCHULTZ INTERNATIONAL, INC., a Georgia corporation (“PRGX”), PRG-SCHULTZ USA, INC., a Georgia corporation (“PRG-USA”) (PRGX and PRG-USA are each individually, a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), and as issuing bank (the “Issuing Bank”).
W I T N E S S E T H:
     WHEREAS, the Borrowers have requested that the Lenders (a) establish a $15,000,000 revolving credit facility (with a letter of credit sub-facility) in favor of, and (b) make a term loan in the principal amount equal to $15,000,000 to, the Borrowers; and
     WHEREAS, subject to the terms and conditions of this Agreement, the Lenders and the Issuing Bank to the extent of their respective Commitments (as defined herein) and undertakings hereunder, are willing severally to establish the requested revolving credit facility, and the letter of credit sub-facility and severally to make the term loan to the Borrowers.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders, the Administrative Agent and the Issuing Bank agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
     Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
     “Ableco” shall mean Ableco Finance LLC, a Delaware limited liability company.
     “Accounts” shall mean all of each Borrower’s “accounts” as such term is defined in the UCC, and, in any event, includes, without limitation, (a) all accounts receivable, and all other rights to payment for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered or in connection with any other transaction (whether or not yet earned by performance), (b) all rights in, to, and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing, including, without limitation, all rights of rescission, replevin, reclamation, and stoppage in transit and rights to returned, reclaimed, or repossessed goods, (d) all reserves and credit balances held by each Borrower with respect to any such accounts receivable or account debtors, (e) all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, and (f) all guarantees and collateral security of any kind, given by any account debtor or any other Person with respect to any of the foregoing, all whether now owned or existing or hereafter acquired or arising, by or in favor of, any Borrower.
     “Acknowledgment Agreements” shall mean (a) acknowledgment agreements, substantially in such form as shall be reasonably acceptable to the Administrative Agent, between each Loan Party’s warehousemen and the Administrative Agent and (b) the Landlord Agreements.
     “Acquired Adjusted EBITDA” shall mean, with respect to any Acquired Business for any period, the amount for such period of Consolidated Adjusted EBITDA of such Acquired Business, all as determined on a consolidated basis for such Acquired Business in a manner not inconsistent with GAAP.
     “Acquired Business” shall have the meaning provided in the definition of the term Permitted Acquisition.
     “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.
     “Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.
     “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
     “Advisory Fee Letter” shall mean that certain advisory fee letter, dated as of January 19, 2010, executed by SunTrust Robinson Humphrey, Inc. and accepted by the Borrowers.
     “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.
     “Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $15,000,000.
     “Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

     “Aggregate Equity Pledge Threshold” shall mean, as of any date of determination, that:
          (1) PRGX, together with its Domestic Subsidiaries whose Capital Stock is pledged by the Loan Parties pursuant to the Equity Pledge Agreement (together with any additional Domestic Subsidiaries whose Capital Stock is to be pledged by the Loan Parties), collectively satisfy each of the following two criteria: (i) their collective consolidated revenue for the 12-month period ending on the last day of the most recent Fiscal Quarter equals or exceeds an amount equal to ninety-five percent (95%) of the total consolidated revenue of PRGX and its Domestic Subsidiaries for that 12-month period; and (ii) their collective consolidated assets as of the last day of the most recent Fiscal Quarter equals or exceeds an amount equal to ninety-five percent (95%) of the total consolidated assets of PRGX and its Domestic Subsidiaries as of the last day of such Fiscal Quarter; in each case, as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be, or, if such financial statements have not yet been delivered or required to be delivered (including as of the Closing Date), then, in each case, as shown on the September 30, 2009 financial statements delivered to the Administrative Agent pursuant to Section 3.1(b)(xxix), provided, however, that any Domestic Subsidiary owned directly by a Foreign Subsidiary as of the Closing Date shall be excluded from the computations and requirements of this subsection (1) for all purposes; and
     (2) each of the first tier Foreign Subsidiaries whose Capital Stock is pledged by the Loan Parties pursuant to the Equity Pledge Agreement (together with any additional Foreign Subsidiaries whose Capital Stock is to be pledged by the Loan Parties), together with their respective direct and indirect Foreign Subsidiaries, collectively satisfy each of the following two criteria: (i) their collective consolidated revenue for the 12-month period ending on the last day of the most recent Fiscal Quarter equals or exceeds an amount equal to ninety-five percent (95%) of the total consolidated revenue of all Foreign Subsidiaries for that 12-month period; and (ii) their collective consolidated assets as of the last day of the most recent Fiscal Quarter equals or exceeds an amount equal to ninety-five percent (95%) of the total consolidated assets of all Foreign Subsidiaries as of the last day of such Fiscal Quarter; in each case, as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be, or, if such financial statements have not yet been delivered or required to be delivered (including as of the Closing Date), then, in each case, as shown on the September 30, 2009 financial statements delivered to the Administrative Agent pursuant to Section 3.1(b)(xxix).
     “Aggregate Subsidiary Threshold” shall mean, as of any date of determination, that the Loan Parties (together with any additional Domestic Subsidiaries then to be made Loan Parties) collectively satisfy each of the following two criteria: (i) their collective consolidated revenue for the 12-month period ending on the last day of the most recent Fiscal Quarter equals or exceeds an amount equal to ninety-five percent (95%) of the total consolidated revenue of PRGX and its Domestic Subsidiaries for that 12-month period; and (ii) their collective consolidated assets as of the last day of the most recent Fiscal Quarter equals or exceeds an amount equal to ninety-five percent (95%) of the total consolidated assets of PRGX and its Domestic Subsidiaries as of the last day of such Fiscal Quarter; in each case, as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be, or, if such financial statements have not yet been delivered or required to be delivered (including as of the Closing Date), then, in each case, as shown on the September 30, 2009 financial statements delivered to the Administrative Agent pursuant to Section 3.1(b)(xxix).
     “Aggregate Term Loan Commitments” shall mean, collectively, all Term Loan Commitments of all Lenders at any time outstanding.
     “Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001, effective as of September 24, 2001.
     “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers’ Agent as the office by which its Loans of such Type are to be made and maintained. The Applicable Lending Office for SunTrust Bank shall be 25 Park Place, 23rd Floor, Atlanta, Georgia 30303.
     “Applicable Margin” shall mean, as of any date, (a) with respect to interest on all Term Loans outstanding on any date, (b) with respect to interest on all Revolving Loans outstanding on any date and (c) with respect to the letter of credit fee on any date, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrowers’ Agent delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrowers, or Borrowers’ Agent, shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level IV as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2009 are required to be delivered shall be at Level II as set forth on Schedule I. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate at any time prior to the Obligations being paid in full (except to the extent such Obligations consist solely of inchoate indemnity obligations, Treasury Management Obligations and/or Cash Collateralized Letters of Credit complying with the terms and conditions of this Agreement), and such inaccuracy, if corrected, would have led to the application of a higher or lower Applicable Margin based upon the pricing grid set forth on Schedule I (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrowers’ Agent shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth on Schedule I for such period and (iii) either the Borrowers shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period, or, in the case of a lower Accurate Applicable Margin, the Lenders shall promptly pay any resulting excess interest to Administrative Agent, for the account of the

Borrowers. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.
     “Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of any date, the percentage per annum determined by reference to the Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrowers’ Agent delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrowers, or Borrowers’ Agent, shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Percentage shall be at Level IV as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2009 are required to be delivered shall be at Level II as set forth on Schedule I. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate at any time prior to the Obligations being paid in full (except to the extent such Obligations consist solely of inchoate indemnity obligations, Treasury Management Obligations and/or Cash Collateralized Letters of Credit complying with the terms and conditions of this Agreement), and such inaccuracy, if corrected, would have led to the application of a higher or lower Applicable Percentage based upon the pricing grid set forth on Schedule I (the “Accurate Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrowers’ Agent shall immediately deliver to the Administrative Agent a correct Financial Statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the pricing grid set forth on Schedule I for such period as set forth in the foregoing pricing grid for such period and (iii) either the Borrowers shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Percentage for such period, or, in the case of a lower Accurate Applicable Percentage, the Lenders shall promptly pay any resulting excess interest to Administrative Agent, for the account of the Borrowers. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.
     “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by the Administrative Agent.

     “Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
     “Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party in respect of any of the following: (i) credit card (including purchasing card and commercial card) services, (ii) prepaid card, including payroll, stored value and gift card services, (iii) merchant services processing and (iv) debit card services.
     “Base Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (1/2%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate of interest charged to any customer of the Administrative Agent. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.
     “Borrower” and “Borrowers” shall have the meanings in the introductory paragraph hereof.
     “Borrowers’ Agent” shall mean PRGX, in its capacity as agent for the Borrowers in accordance with Section 2.27.
     “Borrowing” shall mean a borrowing consisting of Loans of the same Type, made, converted or continued on the same date.
     “Borrowing Base” shall mean, as of any date of determination, the following amount calculated in Dollars as follows:
          (1) an amount equal to eighty percent (80%) of Eligible Accounts Receivable of the Borrowers; minus
          (2) reserves established by the Administrative Agent from time to time in its reasonable credit judgment (the “Reserves”).
     Subject to the relevant terms and provisions set forth in this Agreement, the Administrative Agent at all times shall be entitled to reduce or increase the advance rates and standards of eligibility under this Agreement, in each case in its reasonable credit judgment.
     “Borrowing Base Certificate” shall mean a borrowing base certificate from a Responsible Officer of Borrowers’ Agent in substantially the form of Exhibit E hereto.
     “Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, or an Interest Period for a LIBOR Index Rate Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in dollar deposits that are carried on in the

London interbank market.
     “Capital Expenditures” shall mean for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of PRGX and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of PRGX and its Subsidiaries for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by PRGX and its Subsidiaries during such period. For the avoidance of doubt, Permitted Acquisitions do not constitute Capital Expenditures for purposes of this Agreement.
     “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
     “Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with a depository institution, and pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).
     “Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any domestic bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the domestic parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, or (d) reacquisition agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).
     “Cash Taxes” means those Taxes which have been satisfied via payment of cash.
     “Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of any Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof); (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of fifty percent (50%) or more of the outstanding voting power of PRGX; (iii) during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of PRGX (together with any new directors whose election to the board of directors of PRGX, or whose nomination for election by the shareholders of PRGX, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election were previously so approved, but excluding, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors) cease for any reason to constitute a majority of the board of directors then in office; or (iv) PRG-USA shall cease to be a wholly owned Subsidiary of PRGX.
     “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by the parent corporation of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.
     “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

     “Collateral” shall mean a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent for the benefit of the Credit Providers are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.
     “Collateral Documents” shall mean a collective reference to the Security Agreement, the Equity Pledge Agreement, each other security agreement and such other documents executed and delivered in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder (for the benefit of the Credit Providers), including without limitation, UCC financing statements and patent and trademark filings.
     “Commitment” shall mean a Revolving Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).
     “Compliance Certificate” shall mean a certificate from a Responsible Officer of Borrowers’ Agent in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).
     “Consolidated Adjusted EBITDA” shall mean, for PRGX and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, and (D) all non-cash stock based compensation determined on a consolidated basis in accordance with GAAP, in each case for such period, plus or minus (iii) to the extent computed in determining Consolidated Net Income for such period, all non-cash foreign exchange losses or gains, to the extent related solely to intercompany balances, plus or minus (iv) to the extent computed in determining Consolidated Net Income for such period, all other non-cash charges and credits (specifically excluding, but not limited to, receivable write-offs and write-downs); provided, however, that (x) there shall be included in determining Consolidated Adjusted EBITDA for any period, without duplication, the Acquired Adjusted EBITDA of any Acquired Business during such period, based on the actual Acquired Adjusted EBITDA of such Acquired Business for such period (including the portion thereof occurring prior to such Permitted Acquisition).
     “Consolidated Fixed Charges” shall mean, for PRGX and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense paid or payable for such period (but only to the extent comprised of cash interest expense), (ii) scheduled principal payments paid or payable on Consolidated Total Debt during such period, including, but not limited to, Deferred Payments paid or payable during such period, (iii) Restricted Payments paid in cash (other than to a Loan Party) during such period, (iv) Earn-Out Payments paid or payable during such period, plus (v) amortization for rental exposure write-offs paid in cash during such period.
     “Consolidated Interest Expense” shall mean, for PRGX and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of

Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).
     “Consolidated Net Funded Debt” shall mean, as of any date of determination, Consolidated Total Debt less the amount of Non-Operating Cash reflected on the consolidated balance sheet of PRGX and its Subsidiaries as of such date of determination.
     “Consolidated Net Income” shall mean, for PRGX and its Subsidiaries for any period, the net income (or loss) of PRGX and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of PRGX and its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with PRGX or a Subsidiary or the date that such Person’s assets are acquired by PRGX or such Subsidiary.
     “Consolidated Total Debt” shall mean, as of any date of determination, all Indebtedness of PRGX and its Subsidiaries measured on a consolidated basis as of such date, but excluding (i) Indebtedness of the type described in subsection (xi) of the definition thereto, (ii) obligations in respect of Earn-Out Payments, (iii) deferred compensation payment obligations reflected on the consolidated balance sheet of PRGX and its Subsidiaries and (iv) Indebtedness comprised of obligations owing or accrued with respect to Dark Leases.
     “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
     “Credit Providers” shall mean (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Bank and (d) any other Person (including without limitation an Affiliate of any Lender) to whom a Loan Party owes any Obligations.
     “Dark Leases” shall mean the real property leases with respect to the locations more specifically set forth in Schedule III.
     “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
     “Default Interest” shall have the meaning set forth in Section 2.13(c).
     “Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified the Borrowers’ Agent that (i) such Lender has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan and/or to make a payment to the Issuing Bank in respect of a Letter of Credit (each a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrowers’ Agent provided for in this definition.
     “Deferred Payments” shall mean (i) deferred cash payments (whether or not conditional) paid or payable in connection with a Permitted Acquisition, whether or not evidenced by a promissory note and whether or not such payment obligations would be reflected as a liability on the consolidated balance sheet of PRGX and its Subsidiaries and (ii) cash payments in respect of Indebtedness of any Acquired Business assumed by PRGX or any of its Subsidiaries in conjunction with a Permitted Acquisition, but in either case excluding Earn-Out Payments and reasonable and customary consulting fees.
     “Designated SunTrust Account” shall mean that certain demand deposit account, number 1000093272861, maintained by the Borrowers’ Agent with SunTrust Bank.
     “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
     “Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.
     “Earn-Out Payments” shall mean contingent future payments, based on performance, paid or payable in connection with a Permitted Acquisition, whether or not evidenced by a promissory note and whether or not such payment obligations would be reflected as a liability on the consolidated balance sheet of PRGX and its Subsidiaries.
     “Eligible Accounts Receivable” shall mean the aggregate face amount of the Accounts of the Borrowers which are lawfully owned by the Borrowers, that are unconditionally payable in Dollars and that conform to the representations and warranties contained herein and at all times continue to be acceptable to the Administrative Agent in its reasonable credit judgment, less (without duplication) the aggregate amount of all returns, discounts, claims, credits, charges and allowances of any nature (whether issued, owing, granted or outstanding), and less (without duplication) the aggregate amount of all reserves for slow paying accounts, foreign sales, bill and hold (or deferred shipment) transactions. Unless otherwise approved in writing by the Administrative Agent, no Account shall be deemed to be an Eligible Account Receivable if:
     (a) the Account arises out of a sale made by a Borrower to an Affiliate;
     (b) the Account is unpaid more than ninety (90) days after the original invoice date thereof;
     (c) fifty percent (50%) or more, in aggregate face amount, of the Accounts from such account debtor (including such Account) are unpaid more than ninety (90) days after the original invoice date thereof;

     (d) the amount of the Account, when aggregated with all other Accounts of such account debtor, exceeds fifteen percent (15%) in face value of all Accounts of the Borrowers then outstanding, but only to the extent of such excess;
     (e) an Account for which (i) the account debtor is also a creditor of a Borrower, or has or otherwise acquires a right of setoff against such Account, unless the account debtor has executed a non-setoff letter satisfactory to Administrative Agent in its sole discretion, provided, however, that if such account debtor has not executed a non-setoff letter, Administrative Agent, in its sole discretion, may include as eligible the net amount due from such account debtor to such Borrower, or (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account, which has not been resolved, provided, however, that with respect to any Account subject to dispute or counterclaim where the amount of such dispute or counterclaim is less than fifty percent (50%) of the total amount of the Account, the portions of such Account not subject to such dispute or counterclaim will not be ineligible solely by reason of this clause (e)(ii);
     (f) the Account is owing by an account debtor that has commenced a voluntary case under the bankruptcy code or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to such account debtor in an involuntary case under the bankruptcy code; any petition or other application for relief under the bankruptcy code has been filed by or against the account debtor; or such account debtor is generally not paying its debts as they become due (unless such debts are the subject of a bona fide dispute), or has suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;
     (g) the Account arises from a sale to an account debtor outside the United States, unless the sale is (i) on letter of credit, guaranty or acceptance terms, or subject to credit insurance, in each case acceptable to the Administrative Agent in its reasonable credit judgment or (ii) otherwise approved by and acceptable to the Administrative Agent in its sole discretion;
     (h) the Account arises from a sale on a bill-and-hold, installment billing, retainage invoice, advance billing, guaranteed sale, sale-and-return, sale on approval or consignment basis or is made pursuant to any other written agreement providing for repurchase or return or for the right to receive progress payments or advance billings due prior to completion of performance by the Borrower;
     (i) the Administrative Agent believes, in its reasonable credit judgment, that collection of such Account is insecure or that such Account may not be paid by reason of the account debtor’s financial inability to pay;
     (j) an Account for which the related account debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower duly assigns its rights to payment of such Account to the Administrative

Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.);
          (k) an Account for which the goods giving rise thereto have not been shipped and delivered to and accepted by the related account debtor or its designee; the services giving rise to such Account have not been performed by or on behalf of the applicable Borrower and accepted by the related account debtor or its designee; or such Account otherwise does not represent a final sale or the payment of which is otherwise conditional by its terms;
          (l) the aggregate face amount of the Account and all other Accounts owing by the same account debtor exceeds a credit limit as to such account debtor determined by the Administrative Agent, in its reasonable credit judgment, but only to the extent such aggregate face amount exceeds such limit;
          (m) the Administrative Agent does not have a first priority, perfected security interest in the Account, free and clear of any Lien other than Liens in favor of the Administrative Agent for the benefit of the Credit Providers and non-consensual Liens permitted by Section 7.2;
          (n) an Account for which an invoice has not been prepared and delivered to the related account debtor; or
          (o) an Account which the Administrative Agent, at any time and in the exercise of its reasonable credit judgment, determines to be ineligible.
     “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of PRGX or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Pledge Agreement” shall mean the Equity Pledge Agreement, dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Credit Providers.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Event of Default” shall have the meaning provided in Article VIII.
     “Excess Availability” shall mean, at any time, the amount, if any, by which (a) the lesser of (i) the Revolving Commitments of all Lenders and (ii) the Borrowing Base exceeds (b) the aggregate amount of (i) the outstanding principal amount of all Revolving Loans, plus (ii) the aggregate LC Exposure.
     “Excess Cash Flow” shall mean, for any Fiscal Year, (A) Consolidated Adjusted

EBITDA minus (B) the sum of (i) Consolidated Interest Expense (to the extent actually paid in cash), (ii) voluntary and mandatory principal payments on Consolidated Total Debt (to the extent actually paid in cash), (iii) Cash Taxes (to the extent comprised of income taxes actually paid in cash), (iv) amortization for rental exposure write-offs (to the extent actually paid in cash), (v) Capital Expenditures (to the extent actually paid in cash and otherwise permitted by the terms of this Agreement), plus (or minus), as applicable, (C) (i) extraordinary cash gains or losses and (ii) changes in working capital, in each case, measured for such Fiscal Year on a consolidated basis for PRGX and its Subsidiaries in accordance with GAAP.
     “Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e).
     “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “Fiscal Quarter” shall mean any fiscal quarter of the Borrowers.
     “Fiscal Year” shall mean any fiscal year of the Borrowers.
     “Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA less the actual amount paid by PRGX and its Subsidiaries in cash on account of Capital Expenditures and Cash Taxes (to the extent comprised of income taxes actually paid in cash) to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
     “Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.
     “Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

     “Funds Disbursement Letter” shall mean that certain letter, dated as of the date hereof, from the Borrowers to Administrative Agent setting forth the sources and uses of the proceeds of the initial Revolving Loan and Term Loan.
     “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
     “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith, after giving effect to any contractual payment or recourse limitation with respect to any such Guarantee. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantor” shall mean each of the Subsidiary Loan Parties.
     “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

     “Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 7.1(k), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities, and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall include Deferred Payments and, except as otherwise set forth in this Agreement, Earn-Out Payments.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Intellectual Property” shall mean any or all of the following: (a) works of authorship including advertising and/or programming content, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (b) inventions (whether or not patentable), (c) confidential information, trade secrets and know how, (d) databases, data compilations and collections and technical data, (e) logos, trade names, trade dress, trademarks, service marks and brand names,

(f) domain names, web sites, universal resource locators and email addresses, and (g) any and all instantiations of the foregoing in any form and embodied in any media.
     “Interest Period” shall mean, with respect to any LIBOR Index Rate Borrowing, a period of one month, provided, that:
     (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
     (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
     (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
     (iv) each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and
     (v) no Interest Period for Revolving Loans may extend beyond the Revolving Commitment Termination Date, and no Interest Period for Term Loans may extend beyond the Maturity Date.
     “Investments” shall have the meaning assigned to such term in Section 7.4.
     “Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.22.
     “Landlord Agreement” shall mean a Landlord’s Waiver and Consent, in a form as shall be reasonably acceptable to the Administrative Agent, between a Loan Party’s landlord and the Administrative Agent, acknowledging and agreeing, among other things, to permit the Administrative Agent access to the property for the purposes of exercising its remedies under the Security Agreement or any other Collateral Document.
     “LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate face amount (excluding, with respect to partially drawn Letters of Credit, amounts drawn thereunder and reimbursed by the Borrowers in accordance with the terms and conditions of this Agreement) not to exceed $5,000,000 at any time outstanding.
     “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

     “LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.
     “LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.
     “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.
     “Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
     “Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrowers pursuant to the LC Commitment.
     “Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
     “LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
     “LIBOR Index Rate Determination Date” shall mean the Closing Date and the first (1st) Business Day of each calendar month thereafter.
     “LIBOR Index Rate” shall mean, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the LIBOR Index Rate, which shall be that rate per annum effective on any LIBOR Index Rate Determination Date which is equal to the quotient of:

          (i) the rate per annum equal to the offered rate for deposits in Dollars for a one (1) month Interest Period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Administrative Agent, that displays British Bankers’ Association interest settlement rates for deposits in Dollars, as of 11: 00 A.M. (London, England time) two (2) Business Days prior to the LIBOR Index Rate Determination Date; provided, however, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by Administrative Agent to be the rate at which U.S. dollar deposits for the Interest Period are offered to the Administrative Agent in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the LIBOR Index Rate Determination Date, divided by
          (ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which Administrative Agent is subject with respect to any LIBOR Index Rate Borrowing pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease) having the same economic effect as any of the foregoing.
     “Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Advisory Fee Letter, all Notices of Borrowing, all Compliance Certificates, all UCC Financing Statements, all stock powers and similar instruments of transfer, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing, including, without limitation, any written consents given under and in accordance with this Agreement.
     “Loan Parties” shall mean the Borrowers and the Subsidiary Loan Parties.
     “Loans” shall mean all Revolving Loans and Term Loans in the aggregate or any of them, as the context shall require.
     “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of PRGX and its Subsidiaries taken as a whole, (ii) the ability of any Borrower (or of the Loan Parties, taken as a whole) to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
     “Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of PRGX or any Subsidiary, individually or in an aggregate principal amount exceeding $1,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
     “Material Domestic Subsidiary” shall mean at any time any direct or indirect Domestic Subsidiary of PRGX (other than PRG-USA or any other Domestic Subsidiary that is a Borrower) having: (a) assets in an amount equal to at least 5% of the total assets of PRGX and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time (excluding the assets of Foreign Subsidiaries); or (b) revenues or net income in an amount equal to at least 5% of the total revenues or net income of PRGX and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time (excluding the revenues or net income of Foreign Subsidiaries). For avoidance of doubt, the Capital Stock of a Subsidiary (whether a Domestic Subsidiary or a Foreign Subsidiary) constitutes an asset for purposes of the computation set forth in subsection (a) of this definition.
     “Material Foreign Subsidiary” shall mean at any time any direct or indirect Foreign Subsidiary of PRGX having: (a) assets in an amount equal to at least 5% of the total assets of all Foreign Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) revenues or net income in an amount equal to at least 5% of the total revenues or net income of all Foreign Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time. For avoidance of doubt, the Capital Stock of a Subsidiary (whether a Domestic Subsidiary or a Foreign Subsidiary) constitutes an asset for purposes of the computation set forth in subsection (a) of this definition.
     “Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) January 19, 2014 or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise) in accordance with this Agreement.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
     “Net Funded Debt Ratio” shall mean, on any date of determination, the ratio of (i) Consolidated Net Funded Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
     “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
     “Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
     “Non-Material Domestic Subsidiary” shall mean any Domestic Subsidiary of PRGX (other than PRG-USA or any other Domestic Subsidiary that is a Borrower) that is not a Material Domestic Subsidiary.
     “Non-Material Foreign Subsidiary” shall mean any Foreign Subsidiary of PRGX that is not a Material Foreign Subsidiary.
     “Non-Operating Cash” shall mean, on any date of determination, Total Liquidity less $5,000,000.
     “Notes” shall mean, collectively, the Revolving Credit Notes and the Term Notes.
     “Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and Notices of Term Loan Borrowing.
     “Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.
     “Notice of Term Loan Borrowing” shall have the meaning as set forth in Section 2.5.
     “Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank or any Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, all fees, indemnification and reimbursement payments, reasonable costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender, (c) all Treasury Management Obligations between any Loan Party and any Lender or Affiliate of any Lender and (d) all Bank Product Obligations owed by any Loan Party to any Lender or Affiliate of any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

     “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Off-Balance Sheet Liabilities” of any Person shall mean, without duplication, (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold that does not create a liability on the balance sheet of such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
     “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
     “Participant” shall have the meaning set forth in Section 10.4(d).
     “Patriot Act” shall have the meaning set forth in Section 10.14.
     “Payment Office” shall mean the office of the Administrative Agent located at 25 Park Place, 23rd Floor, Atlanta, Georgia 30302, or such other location as to which the Administrative Agent shall have given written notice to the Borrowers’ Agent and the other Lenders.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
     “Permitted Acquisition” means any transaction consummated after the date hereof, in which PRGX or any Subsidiary acquires all or substantially all of the assets or outstanding Capital Stock of any Person (other than of another Subsidiary, to the extent permitted by Article VII of this Agreement) or any division or business line of any Person (other than of another Subsidiary, to the extent permitted by Article VII of this Agreement), or merges or consolidates with any Person (other than with another Subsidiary, to the extent permitted by Article VII of this Agreement) (with any such acquisition being referred to as an “Acquired Business” and any such Person, division or line of business being the “Target”), and which transaction (the “Target Transaction”) satisfies either (a) or (b) below:
(a)	(i) the portion of the Transaction Value of such Target Transaction that is paid or payable in any one Fiscal Year, when combined with the sum of the portion of the Transaction Values of all prior Permitted Acquisitions that is paid or payable in that same Fiscal Year, shall not exceed $10,000,000 in the aggregate as to such Fiscal Year; and
(ii) the portion of the Earn-Out Payments of such Target Transaction that is paid or payable in any one Fiscal Year, when combined with the sum of the portion of the Earn-Out Payments of all prior Permitted Acquisitions that is paid or payable in that same Fiscal Year, shall not exceed $3,500,000 in the aggregate as to such Fiscal Year; and
(iii) the portion of the Deferred Payments of such Target Transaction that is paid or payable in any one Fiscal Year, when combined with the sum of the portion of the Deferred Payments of all prior Permitted Acquisitions that is paid or payable in that same Fiscal Year, shall not exceed $3,500,000 in the aggregate as to such Fiscal Year; and
(iv) the Transaction Value relating to such Target Transaction (regardless of when paid or payable and whether contingent or non-contingent) shall not exceed $20,000,000; and
(v) the following conditions shall be satisfied with respect to such Target Transaction, as determined by the Administrative Agent in its reasonable discretion: (A) at the closing of such Target Transaction, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (B) such acquisition is not a “hostile” acquisition and has been approved by the boards of directors of PRGX and the applicable Subsidiary and by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target, (C) the Target is not subject to pending insolvency proceedings, nor has it expressed in writing its intention to commence a voluntary case or other proceeding, to file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law or to seek the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, or to consent to the institution of, or fail to contest in a timely and appropriate manner, any insolvency proceeding or petition, (D) at least 10 Business Days prior to the closing of such Target Transaction, the Borrowers’ Agent shall provide the Administrative Agent (which shall promptly deliver a copy to the Lenders) pro forma financial statements of the Target for the twelve-month period to immediately follow the closing of the transaction, reflecting that the Target is projected to have Consolidated Adjusted EBITDA (assuming that Consolidated Adjusted EBITDA were to be determined for the Target and its Subsidiaries rather than PRGX and its Subsidiaries, and without regard to adjustments for acquisition expenses) for such twelve-month period in an amount greater than $0 (after excluding permitted non-recurring or non-cash charges), (E) at least 10 Business Days prior to the closing of such Target Transaction, the Borrowers’ Agent shall give written notice of such transaction to the Administrative Agent (which shall promptly deliver a copy to the Lenders) (the “Acquisition Notice”), which Acquisition Notice shall include either (i) the final acquisition agreement or the then current draft of the acquisition agreement or (ii) a reasonably detailed description of the material terms of such Target Transaction (including, without limitation, the purchase price and method and structure of payment), and shall be accompanied by such additional documentation regarding the Target Transaction as the Administrative Agent shall reasonably require (including, without limitation, financial statements or a financial review of such Target, as applicable, for its two most recent fiscal years in form and substance reasonably acceptable to the Administrative Agent and unaudited fiscal year-to-date statements for the two most recent interim periods, provided, that if such financial statements, financial reviews or unaudited fiscal year-to-date statements (as the case may be) are not available for the Target’s most recent two fiscal years, then the Administrative Agent, in its sole discretion, may permit and accept the delivery of such financial statements, financial reviews or unaudited fiscal year-to-date statements (as the case may be) comprised of a shorter time-frame), (F) in the case of a merger where a Borrower or a Subsidiary Loan Party is a constituent party to the merger, such Borrower or such Subsidiary Loan Party shall be the surviving entity of any merger (unless, in the case of the Subsidiary Loan Party merger, the Target becomes a Domestic Subsidiary and a Subsidiary Loan Party in accordance with the terms and conditions of this Agreement), (G) the Acquired Business shall be in a line of business reasonably related to the then-current business of PRGX and its Subsidiaries or a line of business permitted by Section 5.3 or Section 7.3(b), and (H) at the time it gives the Acquisition Notice, the Borrowers’ Agent shall deliver to the Administrative Agent (which shall promptly deliver a copy to the Lenders) (i) a Compliance Certificate executed by a Responsible Officer of the Borrowers’ Agent, demonstrating in sufficient detail that, as of such date, on a non-Pro Forma Basis, Borrowers’ Leverage Ratio, as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be, or, if such financial statements have not yet been delivered or required to be delivered (including as of the Closing Date), then, in each case, as shown on the September 30, 2009 financial statements delivered to the Administrative Agent pursuant to Section 3.1(b)(xxix), is not greater than 1.35 : 1.00, and, further, certifying that the representations and warranties of the Borrowers contained herein are true and correct in all material respects, except to the extent such representations or warranties expressly relate to an earlier date, and that the Borrowers are in compliance with all other terms and conditions contained herein, and (ii) a Compliance Certificate executed by a Responsible Officer of the Borrowers’ Agent, demonstrating in sufficient detail that, on a Pro Forma Basis (after giving effect to the Target Transaction and any Indebtedness permitted under this Agreement and incurred in connection therewith), Borrowers’ Leverage Ratio, as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be, or, if such financial statements have not yet been delivered or required to be delivered (including as of the Closing Date), then, in each case, as shown on the September 30, 2009 financial statements delivered to the Administrative Agent pursuant to Section 3.1(b)(xxix), shall be not greater than 1.10 : 1.00, and, further, certifying that, after giving effect to the consummation of such acquisition, the representations and warranties of the Borrowers contained herein will be true and correct in all material respects and as of the date of such consummation, except to the extent such representations or warranties expressly relate to an earlier date, and that the Borrowers, as of the date of such consummation, will be in compliance with all other terms and conditions contained herein; or

(b)	the Administrative Agent otherwise consents in writing to such Target Transaction in its sole discretion (which consent may include Administrative Agent’s determination, in its sole discretion, as to whether the applicable Transaction Value of such Target Transaction shall be included or excluded in calculating applicable Transaction Values for purposes of subsection (a) above for any subsequent Permitted Acquisitions during the applicable Fiscal Year or thereafter).
     Strictly for reference purposes, certain (but not all) other provisions relating to Permitted Acquisitions are located in Sections 6.6, 7.1(i) and 7.1(j) of this Agreement.
“Permitted Encumbrances” shall mean:
          (i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (ii) Statutory and common law Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (vi) customary liens and rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrowers or any of their respective Subsidiaries maintain deposits or investment accounts (other than deposits or investment accounts intended as cash collateral) in the ordinary course of business and not (i)

securing margin or similar loans against any such deposit or investment accounts or (ii) evidenced by any deposit account control agreement; and
          (vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, including leases and subleases of real property, that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of PRGX and its Subsidiaries taken as a whole;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” shall mean:
          (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
          (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
          (iii) certificates of deposit, bankers’ acceptances, time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, demand deposits and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or any Lender;
          (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;
          (v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above; and
          (vi) comparable foreign investments to the Permitted Investments described in clauses (i) through (v) above.
     “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “PRG-USA” shall have the meaning in the introductory paragraph hereof.
     “PRGX” shall have the meaning in the introductory paragraph hereof.
     “Pro Forma Basis” means, for purposes of calculating compliance with respect to a proposed Permitted Acquisition, that such transaction shall be deemed to have occurred as of the first day of the four Fiscal Quarter period ending as of the most recent Fiscal Quarter end preceding the date of such transaction. For purposes of any such calculation in respect of any Permitted Acquisition, (a) any Indebtedness incurred or assumed in connection with such transaction that is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (b) income statement items (whether positive or negative) and Capital Expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period and (c) no adjustments for unrealized synergies shall be included.
     “Pro Rata Share” shall mean (i) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loans, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loans and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.
     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
     “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
     “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
     “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers,

employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
     “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
     “Required Lenders” shall mean, at any time, Lenders holding 100% of the aggregate outstanding Revolving Commitments and Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding 100% of the Revolving Credit Exposure and Term Loans, provided, however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.
     “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” shall mean: (a) for purposes of the Compliance Certificate required under Section 5.1(c) and the Borrowing Base Certificates required under Section 3.1(b)(xiii) and Section 5.1(k), the chief executive officer, the chief financial officer or the principal accounting officer of Borrowers’ Agent; and (b) for all other purposes of this Agreement and the other Loan Documents, the president, the chief executive officer, the chief financial officer, the principal accounting officer, the controller, the treasurer or any assistant treasurer of the referenced Loan Party, or such other officer, employee or other representative of such Loan Party as may be designated in writing by the president, chief executive officer or the chief financial officer of such Loan Party with the consent of the Administrative Agent.
     “Restricted Payment” shall have the meaning set forth in Section 7.5.
     “Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers and to acquire participations in Letters of Credit in an aggregate principal amount not exceeding at any time the amount set forth with respect to such Lender on Schedule II, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as such commitment may subsequently be increased or decreased pursuant to terms hereof.
     “Revolving Commitment Termination Date” shall mean the earliest of (i) January 19, 2014, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise) in accordance with this Agreement.
     “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and LC Exposure.
     “Revolving Credit Note” shall mean a promissory note of the Borrowers payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.
     “Revolving Loan” shall mean a loan made by a Lender to the Borrowers under its Revolving Commitment, which shall be a LIBOR Index Rate Loan except as is otherwise set forth in this Agreement.
     “S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.
     “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.
     “Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “Security Agreement” shall mean the Security Agreement, dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Credit Providers.
     “Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
     “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of PRGX.
     “Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit D, among the Borrowers, certain other Subsidiaries and the Administrative Agent for the benefit of the Credit Providers.
     “Subsidiary Guaranty Supplement” shall mean any Subsidiary Guaranty Supplement substantially in the form of Annex I to the Subsidiary Guaranty Agreement, made by a Subsidiary of PRGX in favor of the Administrative Agent for the benefit of the Credit Providers.
     “Subsidiary Loan Party” shall mean any Subsidiary (other than PRG-USA or any other Subsidiary that is a Borrower) that executes or becomes a party to the Subsidiary Guaranty Agreement.
     “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
     “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
     “Target” shall have the meaning provided in the definition of the term Permitted Acquisition.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Loan” shall have the meaning set forth in Section 2.5.
     “Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans to the Borrowers in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Term Loan Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as such commitment may subsequently be increased or decreased pursuant to terms hereof.
     “Term Note” shall mean a promissory note of the Borrowers payable to the order of a requesting Lender in the principal amount of such Lender’s Term Loan Commitment on the Closing Date, in substantially the form of Exhibit B.

     “Total Liquidity” shall mean, as of any date of determination, for any Person on a consolidated basis, the sum of (i) cash (comprised solely of Dollars) plus (ii) Cash Equivalents, provided, however, that, in each case as to clauses (i) and (ii), all such cash and Cash Equivalents are not subject to any Liens other than Permitted Encumbrances and other Liens permitted under this Agreement and the other Loan Documents.
     “Transaction Value” shall mean, as to any Permitted Acquisition, the aggregate cash consideration actually paid or payable in connection with such Permitted Acquisition, including, but not limited to, Up-Front Cash, Deferred Payments, Earn-Out Payments and any post-closing purchase price adjustments (but excluding any reasonable and customary non-compete payments).
     “Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
     “Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Index Rate or the Base Rate.
     “UCC” shall mean the Uniform Commercial Code in effect from to time in the State of Georgia.
     “Up-Front Cash” shall mean cash paid at closing (including any pre-closing downpayment) in connection with a Permitted Acquisition.
     “Wells Fargo” shall mean Wells Fargo Foothill, Inc., a California corporation.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “LIBOR Index Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving LIBOR Index Rate Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Base Rate Borrowing” or a “LIBOR Index Rate Borrowing”) or by Class and Type (e.g. “Revolving Base Rate Borrowing” or a “Revolving LIBOR Index Rate Borrowing”).
     Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of PRGX and its Subsidiaries delivered pursuant to Section 5.1(a); provided, that if the Borrowers’ Agent notifies the Administrative Agent that the Borrowers wish to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrowers’ Agent that the Required Lenders wish to amend Article VI for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders.
     Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated, and (vi) the terms “assets” and “property” shall be construed as synonyms.
ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
     Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.22, and (iii) each Lender agrees to purchase a participation interest in the Letters of Credit pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans and outstanding LC Exposure exceed at any time the lesser of (a) the Aggregate Revolving Commitment Amount from time to time in effect or (b) the Borrowing Base; and (v) each Lender severally agrees to make a Term Loan to the Borrowers in a principal amount of such Lender’s Term Loan Commitment on the Closing Date.
     Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the lesser of (i) the Aggregate Revolving Commitment Amount or (ii) the Borrowing Base. Subject to the foregoing conditions, during the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrowers may not borrow or reborrow should there exist a Default or Event of Default.
     Section 2.3. Procedure for Revolving Borrowings. The Borrowers’ Agent shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Borrowing; provided that, so long as there is only one Lender, such Notice of Revolving Borrowing instead may be given prior to 11:00 a.m. on the requested Borrowing date. Each Notice of Revolving Borrowing shall be irrevocable and shall: (i) specify the aggregate principal amount of such Borrowing, (ii) specify the date of such Borrowing (which shall be a Business Day), and (iii) certify that there is availability under the Borrowing Base after giving effect to such Borrowing. Each Revolving Borrowing shall consist entirely of LIBOR Index Rate Loans, except as is otherwise set forth in this Agreement. The aggregate principal amount of each Borrowing shall not be less than $100,000 or a larger multiple of $100,000. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
     Section 2.4. [Intentionally Omitted]
     Section 2.5. Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each, a “Term Loan”) to the Borrowers on the Closing Date in a principal amount equal to the Term Loan Commitment of such Lender as of the Closing Date; provided, that if for any reason the full amount of such Lender’s Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof at such time shall automatically be cancelled. The Term Loans shall be LIBOR Index Rate Loans, except as is otherwise set forth in this Agreement. The execution and delivery of this Agreement by the Borrowers and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrowers’ request to borrow the Term Loans on the Closing Date, provided, that the Administrative Agent may, in its sole discretion, condition any request by Borrowers to borrow the Term Loans upon the Borrowers’ Agent giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Term Loan Borrowing substantially in the form of Exhibit 2.5 (a “Notice of Term Loan Borrowing”) prior to 11:00 a.m. on the requested date of the Term Loan Borrowing. The Notice of Term Loan Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing and (ii) the date of such Borrowing (which shall be a Business Day).
     Section 2.6. Funding of Borrowings.
          (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. to the

Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to the Designated SunTrust Account; provided, however, on the Closing Date, Administrative Agent will make such Loans by effecting a wire transfer of such amounts to such account(s) designated by the Borrowers in the Funds Disbursement Letter.
          (b) Unless the Administrative Agent shall have been notified by any Lender prior to 11:00 a.m. on the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers’ Agent, and the Borrowers shall promptly pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
          (c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
     Section 2.7. Interest.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Except as is otherwise set forth in this Agreement, each Borrowing shall consist of LIBOR Index Rate Loans.
          (b) On the expiration of any Interest Period in respect of any LIBOR Index Rate Borrowing, unless such Borrowing is repaid as provided herein, the Borrowers shall be automatically deemed to have elected to continue such Borrowing as a LIBOR Index Rate Borrowing.
     Section 2.8. Optional Reduction and Termination of Commitments.
          (a) Unless previously terminated, all Revolving Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. The Term Loan

Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to Section 2.5.
          (b) Subject to subsection (c) below, upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) from the Borrowers’ Agent to the Administrative Agent (which notice shall be irrevocable except as set forth in subsection (c) below), the Borrowers may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $100,000 and any larger multiple of $100,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders, provided, however, in the case of a termination of the Aggregate Revolving Commitments in whole, this clause (iii) shall apply only after giving effect to any payments made on the effective date of such termination in respect of the Obligations and any LC Cash Collateralization made concurrently therewith. Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the LC Commitment. Once reduced or terminated, the Aggregate Revolving Commitments may not be increased or reinstated, as the case may be. Each such reduction of the Aggregate Revolving Commitments shall reduce the Revolving Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.
          (c) Any notice of termination of the Aggregate Revolving Commitments in whole delivered by the Borrowers’ Agent pursuant to subsection (b) above may state that such notice is conditioned upon the consummation of financing that will refinance the Indebtedness under this Agreement, in which case such notice may be revoked by the Borrowers if such condition is not satisfied (by notice from the Borrowers’ Agent to the Administrative Agent on or prior to the specified effective date), and if such notice is revoked then, anything to the contrary contained herein notwithstanding, the failure to terminate the Aggregate Revolving Commitments on the date specified in such notice shall not constitute an Event of Default.
          (d) With the written approval of the Administrative Agent, the Borrowers may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrowers for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender.
     Section 2.9. Repayment of Loans.
          (a) The outstanding principal amount of all Revolving Loans shall be due and payable by Borrowers on a joint and several basis (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date, provided, however, that, at the Borrowers’ election, any outstanding Letters of Credit may be Cash Collateralized for so long as any LC Exposure related to or arising from any such Letters of Credit is outstanding, by the Borrowers depositing in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of any such LC Exposure as of such date plus any accrued and unpaid fees thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement with respect to any LC Exposure related to or arising from any such Letters of Credit, which shall otherwise survive the repayment of the Loans. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrowers agree to execute any documents and/or certificates reasonably requested by the Administrative Agent to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents.
          (b) The Borrowers unconditionally, jointly and severally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Aggregate Principal Amount
March 31, 2010	$750,000.00
June 30, 2010	$750,000.00
September 30, 2010	$750,000.00
December 31, 2010	$750,000.00
March 31, 2011	$750,000.00
June 30, 2011	$750,000.00
September 30, 2011	$750,000.00
December 31, 2011	$750,000.00
March 31, 2012	$750,000.00
June 30, 2012	$750,000.00
September 30, 2012	$750,000.00
December 31, 2012	$750,000.00
March 31, 2013	$750,000.00
June 30, 2013	$750,000.00
September 30, 2013	$750,000.00
December 31, 2013	$750,000.00
January 19, 2014	$3,000,000.00

provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.
     Section 2.10. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender and Type thereof and the Interest Period applicable thereto, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of such Loans and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
          (b) This Agreement evidences the obligation of the Borrowers to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, each Borrower agrees that it will prepare, execute and deliver to such Lender a Revolving Credit Note or a Term Note, or both, as the case may be, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     Section 2.11. Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice from the Borrowers’ Agent (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than one Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d). Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2. Each optional prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of an optional prepayment of a Term Loan Borrowing, to principal installments in order of maturity, unless the Borrowers’ Agent otherwise specifies.
     Section 2.12. Mandatory Prepayments.
          (a) Within five (5) Business Days of receipt by PRGX or any Subsidiary of cash proceeds of any sale or disposition by PRGX or such Subsidiary of any of its assets other than to a Borrower or a Subsidiary, to the extent permitted by this Agreement, or cash proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, other than cash proceeds from sales of inventory or equipment in the ordinary course of business, in each case, in an aggregate amount exceeding $100,000, Borrowers shall prepay the Obligations in an amount equal to all such cash proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses (including, without limitation, amounts used to retire liens on the property transferred, transfer taxes and income taxes) properly attributable to such transaction and payable by PRGX or such Subsidiary in connection therewith (in each case, paid to non-Affiliates), provided, however, with respect to cash proceeds of casualty insurance policies, PRGX and its Subsidiaries shall be permitted to utilize such cash proceeds to repair and/or replace any such affected assets so long as no Event of Default has occurred or is continuing. Any such prepayment shall be applied in accordance with paragraph (d) below.
          (b) If PRGX or any Subsidiary issues any Indebtedness or equity securities (other than (i) Indebtedness permitted under Section 7.1, (ii) equity securities issued by a Subsidiary to PRGX or another Subsidiary and (iii) equity issuances upon the exercise of stock options granted under an equity incentive plan of PRGX) for a consideration consisting of cash, in each case, in an aggregate amount exceeding $100,000, then no later than the Business Day following the date of receipt of the cash proceeds thereof, Borrowers shall prepay the Obligations in an amount equal to all such cash proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.12(d).
          (c) Within thirty (30) days after the date in which the financial statements are delivered in accordance with Section 5.1(a) for the Fiscal Year (commencing with the Fiscal Year ending December 31, 2010), the Borrowers shall prepay the Obligations in an amount equal to 50% of Excess Cash Flow if the Borrowers’ Leverage Ratio is greater than to 0.75 : 1.00. Calculations relating to determination of the Borrowers’ Leverage Ratio and the amount of payments of Excess Cash Flow shall be made as of the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2010) based upon the annual audited financial statements of PRGX and its Subsidiaries delivered by the Borrowers pursuant to Section 5.1(a).
          (d) Any prepayments made by the Borrowers pursuant to Sections 2.12(a), (b) or (c) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans in inverse order of maturity; fifth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments and sixth, to Cash Collateralize the Letters of Credit in accordance with Section 2.22(g) in an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid fees thereon, provided, however, that clauses fifth and sixth in this subsection (d) shall not apply to prepayments made by the Borrowers pursuant to Section 2.12(c) unless an Event of Default exits and is continuing. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth and sixth above, unless an Event of Default has occurred and is continuing and the Required Lenders holding Revolving Commitments so request. Upon Borrowers’ Agent’s written request, all mandatory prepayments made by Borrowers pursuant to Section 2.12 shall be held by the Administrative Agent as Cash Collateral for the benefit of the Lenders and the Issuing Bank pending expiration of the then applicable Interest Period if the Borrowers’ Agent has a reasonable basis for believing that, in so doing, the Borrowers will avoid or mitigate the payment of any material amount of interest rate breakage fees which would otherwise result from an immediate application of such prepayment amounts.
          (e) If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrowers shall immediately repay Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied first to the Base Rate Loans to the full extent thereof, and next to LIBOR Index Rate Loans to the full extent thereof. If after giving effect to prepayment of all Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure. Such account shall be administered in accordance with Section 2.22(g) hereof.
          (f) If at any time, the Revolving Credit Exposure of all Lenders shall exceed the Borrowing Base, then the Borrowers shall immediately prepay Revolving Loans in an amount sufficient to eliminate such excess. Each prepayment shall be applied first to the Base Rate Loans to the full extent thereof, and next to LIBOR Index Rate Loans to the full extent thereof. If after giving effect to prepayment of all Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Borrowing Base, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure. Such account shall be administered in accordance with Section 2.22(g) hereof.
     Section 2.13. Interest on Loans.

          (a) The Borrowers shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each LIBOR Index Rate Loan at the LIBOR Index Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.
          (b) [Intentionally Omitted].
          (c) Notwithstanding clause (a) above, while an Event of Default exists, at the option of the Required Lenders, and after acceleration, the Borrowers shall pay interest (“Default Interest”) with respect to (i) all LIBOR Index Rate Loans at the LIBOR Index Rate plus the Applicable Margin, plus an additional 2% per annum, until the last day of the applicable Interest Period and (ii) all Base Rate Loans and all other Obligations hereunder (other than Loans), at the Base Rate, plus the Applicable Margin (which, notwithstanding anything to contrary in this Agreement, while an Event of Default exists, shall be at Level IV as set forth in Schedule I), plus an additional 2% per annum, until the last day of the applicable Interest Period.
          (d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof and shall be payable monthly in arrears on the first Business Day of each month and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. All Default Interest shall be payable on demand.
          (e) The Administrative Agent shall determine, in accordance with this Agreement, each interest rate applicable to the Loans hereunder and shall promptly notify the Borrowers and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be presumptively correct for all purposes, absent manifest error.
     Section 2.14. Fees.
          (a) The Borrowers shall pay to SunTrust Robinson Humphrey fees in the amounts and at the times more specifically set forth in the Advisory Fee Letter.
          (b) The Borrowers shall pay to the Administrative Agent for its own account a closing fee equal to $225,000.00 on the Closing Date. In the event that the transactions evidenced by this Agreement close on the Closing Date, the $50,000 work fee previously paid by Borrowers to the Administrative Agent will be credited to the closing fee to be paid on the Closing Date.
          (c) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

          (d) The Borrowers agree to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for LIBOR Index Rate Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) at any time that any Lender other than the Administrative Agent (or its Affiliate) holds any Revolving Commitment, to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later). Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased to Level IV as set forth in Schedule I, plus an additional 2% per annum until the last day of the applicable Interest Period.
          (e) Accrued fees under paragraphs (c) and (d) above shall be payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing on April 1, 2010 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
          (f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Sections 2.14(c) and (d) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.20 will automatically be deemed adjusted to reflect the provisions of this Section.
     Section 2.15. Computation of Interest and Fees.
     All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final and presumptively correct for all purposes.
     Section 2.16. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any LIBOR Index Rate Borrowing,
     (i) the Administrative Agent shall have determined (which determination shall be presumptively correct for all purposes) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or
     (ii) the Administrative Agent shall have received notice from the Required Lenders that either the LIBOR Index Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) LIBOR Index Rate Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrowers’ Agent and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrowers’ Agent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make LIBOR Index Rate Revolving Loans or to continue outstanding Loans as LIBOR Index Rate Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement. Unless the Borrowers’ Agent notifies the Administrative Agent at least one Business Day before the date of any LIBOR Index Rate Loan for which a Notice of Revolving Borrowing has previously been given that the Borrowers elect not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.
     Section 2.17. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any LIBOR Index Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrowers’ Agent and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make LIBOR Index Rate Loans, or to continue outstanding Loans as LIBOR Index Rate Loans, shall be suspended. In the case of the making of a LIBOR Index Rate Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected LIBOR Index Rate Borrowing is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such LIBOR Index Rate Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such LIBOR Index Rate Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
     Section 2.18. Increased Costs.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the LIBOR Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any

Lender (except any such reserve requirement reflected in the LIBOR Index Rate) or the Issuing Bank; or
     (ii) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement, any LIBOR Index Rate Loans made by such Lender or any Letter of Credit or any participation therein;
and the result of either of the foregoing is to increase the cost to such Lender of making, continuing or maintaining a LIBOR Index Rate Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrowers shall promptly pay, upon written notice to the Borrowers’ Agent from and demand by such Lender on the Borrowers (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy), then, from time to time, within five (5) Business Days after receipt by the Borrowers’ Agent of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.18 shall be delivered to the Borrowers’ Agent (with a copy to the Administrative Agent) and shall be presumptively correct, absent manifest error. The Borrowers shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within five (5) Business Days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate Lenders or Issuing Bank under this Section for any increased costs or reductions incurred more than three (3) months prior to the date that the any Lender, the Issuing Bank or the Administrative Agent notifies Borrowers’ Agent of such increased costs or reductions and of the intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such three (3) month period shall be extended to include the period of such retroactive effect.
     Section 2.19. Funding Indemnity. In the event of (a) the payment of any principal of a LIBOR Index Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the continuation of a LIBOR Index Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrowers to borrow, prepay, convert or continue any LIBOR Index Rate Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a LIBOR Index Rate Loan, such loss, cost or expense shall be deemed to consist of an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such LIBOR Index Rate Loan if such event had not occurred at the LIBOR Index Rate applicable to such LIBOR Index Rate Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBOR Index Rate Loan) over (B) the amount of interest that would accrue on the principal amount of such LIBOR Index Rate Loan for the same period if the LIBOR Index Rate were set on the date such LIBOR Index Rate Loan was prepaid or converted or the date on which the Borrowers failed to borrow, convert or continue such LIBOR Index Rate Loan. A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrowers by any Lender (with a copy to the Administrative Agent) shall be presumptively correct, absent manifest error. Notwithstanding anything to the contrary herein, Administrative Agent and the Lenders acknowledge and agree that as of the Closing Date, no such loss, cost or expense would result from the events described in subsections (a) through (c) above, provided, however, Borrowers acknowledge and agree that the indemnity provided in this Section 2.19 shall be enforceable by the Administrative Agent and Lenders against the Borrowers in the event that any such loss, cost or expense may be attributed to the events described in subsections (a) through (c) above as a result of a change in law, policy or similar circumstances arising after the Closing Date.
     Section 2.20. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers’ Agent by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be presumptively correct absent manifest error. If the Borrowers determine in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which indemnification has been demanded hereunder, the relevant Lender or Issuing Bank shall use its commercially reasonable efforts to cooperate with the Borrowers in contesting such Indemnified Taxes or Other Taxes at the Borrowers’ expense if so requested by the Borrowers’ Agent in writing, provided, that Borrowers shall pay to any such Lender or Issuing Bank the full amount of any Indemnified Taxes or Other Taxes if so required by the relevant Governmental Authority or if such Lender or Issuing Bank would otherwise incur any penalties, fines, interest, liabilities or other obligations as a result of such Taxes not being paid pending the outcome of any such contestation.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, Borrowers’ Agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrowers’ Agent (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers’ Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrowers hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrowers hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of any Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to any Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrowers’ Agent and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrowers’ Agent and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the Internal Revenue Service for such purpose).
     Section 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 1:00 p.m., Atlanta, Georgia time, on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of Indemnified Taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure and Term Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrowers’ Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.22. Letters of Credit.
          (a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d), agrees to issue, at the request of the Borrowers’ Agent, Letters of Credit for the account of the Borrowers on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire not later than the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension); (ii) each Letter of Credit shall be in a stated amount of at least $100,000, or such lesser amount as may be agreed to in writing by the Issuing Bank; and (iii) the Borrowers may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the lesser of (i) the Aggregate Revolving Commitment Amount or (ii) the Borrowing Base. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.
          (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers’ Agent shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
          (c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
          (d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrowers’ Agent and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder;

provided, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrowers shall be jointly, severally, irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrowers’ Agent shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrowers’ Agent shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a LIBOR Index Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its LIBOR Index Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
          (e) If for any reason a LIBOR Index Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such LIBOR Index Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any Subsidiary, (iv) any breach of this Agreement by any Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
          (f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(d).
          (g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers’ Agent receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Each Borrower agrees to execute any documents and/or certificates reasonably requested by the Administrative Agent to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.
          (h) Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrowers’ Agent a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
          (i) The Borrowers’ obligation to reimburse LC Disbursements hereunder shall be joint, several, absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

     (i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;
     (ii) The existence of any claim, set-off, defense or other right which any Borrower or any Subsidiary or other Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
     (iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
     (v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or
     (vi) The existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (j) Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrowers shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.
     Section 2.23. [Intentionally Omitted].
     Section 2.24. Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.
     Section 2.25. Replacement of Lenders. If any Lender requests compensation under Section 2.18, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice from the Borrowers’ Agent to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrowers’ Agent shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

     Section 2.26. Cash Collateralization of Defaulting Lender Commitment. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure of such Defaulting Lender:
          (a) the Issuing Bank is hereby authorized by the Borrowers (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.3 in such amounts and in such times as may be required to reimburse an outstanding LC Disbursement;
          (b) the Borrowers will, not later than three (3) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank), (a) Cash Collateralize a portion of the obligations of the Borrowers to the Issuing Bank equal to such Defaulting Lender’s LC Exposure or (b) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; provided that no such Cash Collateralization will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender;
          (c) any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account (the “Segregated Account”) until the termination of the Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Nothing in this subsection (c) shall serve as a waiver of rights of any Person against a Defaulting Lender. The Administrative Agent and Lenders acknowledge that, provided the Borrowers comply with this Section 2.26 and no Default or Event of Default otherwise exists or is continuing, no Default or Event of Default shall result solely from a Defaulting Lender’s failure to comply with the terms and conditions of this Agreement. Notwithstanding anything to the contrary herein, amounts retained by the Administrative Agent in the Segregated Account pursuant to this subsection (c) shall not constitute payment of Obligations by Borrowers to the Issuing Bank. Further, the Administrative Agent and Lenders acknowledge that no interest on the amounts retained in the Segregated Account and not disbursed to the Issuing Bank shall accrue or be owing, provided, however, for so long as any

Revolving Loans used to fund amounts retained in the Segregated Account remain outstanding, interest on such Revolving Loans shall accrue and be owing in accordance with the terms and conditions of this Agreement.
     Section 2.27. Borrowers’ Agent. Each Borrower hereby appoints PRGX, and PRGX shall act under this Agreement and the other Loan Documents, as, the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting loans and receiving account statements and other notices and communications to Borrowers (or any of them) from Administrative Agent on behalf of the Lenders. Borrowers acknowledge and agree that all the Obligations are jointly and severally owing by the Borrowers. Administrative Agent may rely, and shall be fully protected in relying, on any Notice of Borrowing, disbursement instruction, report, information or any other notice or communication made or given by PRGX, whether in its own name, as Borrowers’ Agent, or on behalf of on behalf of one or more Borrowers, and Administrative Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected, provided, that the provisions of this Section 2.27 shall not be construed so as to preclude any Borrower from taking actions permitted to be taken by a “Borrower” hereunder.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
     Section 3.1. Conditions To Effectiveness. The obligations of the Lenders to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).
          (a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent.
          (b) The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:
          (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
          (ii) duly executed Revolving Credit and Term Notes payable to such Lenders;

          (iii) the Subsidiary Guaranty Agreement duly executed by each Subsidiary Loan Party, such that, as of the Closing Date, the Loan Parties (i) include all Material Domestic Subsidiaries and (ii) meet the Aggregate Subsidiary Threshold;
          (iv) the Equity Pledge Agreement, duly executed by each Borrower and each Subsidiary Loan Party, granting a Lien on (a) 100% of the Capital Stock owned by the respective pledgor in such Domestic Subsidiaries and (b) 65% (in the aggregate) of the Capital Stock owned by the respective pledgor in such Foreign Subsidiaries, in each case necessary to, as of the Closing Date, (i) include a pledge of 100% of the Capital Stock of each Material Domestic Subsidiary (other than the Capital Stock of any Domestic Subsidiary owned directly by a Foreign Subsidiary on the Closing Date) and 65% of the Capital Stock of each first tier Material Foreign Subsidiary and (ii) meet the Aggregate Equity Pledge Threshold;
          (v) the Security Agreement, duly executed by each Borrower and each Subsidiary Loan Party, granting certain Liens;
          (vi) each of the other applicable Loan Documents, in each case duly executed by the applicable Loan Parties;
          (vii) a payoff letter, duly executed by each of Ableco and Wells Fargo in form and substance reasonably satisfactory to the Administrative Agent;
          (viii) a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(viii), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
          (ix) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;
          (x) a favorable written opinion of Troutman Sanders LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
          (xi) certificates in the form of Exhibit 3.1(b)(xi), dated the Closing Date and signed by a Responsible Officer of each Borrower, certifying that after giving effect to the funding of the Term Loan and any initial Revolving Loan, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Borrowers described in Section 4.4, there shall have been no change which has had or would reasonably be expected to have a Material Adverse Effect;
          (xii) a duly executed Notice of Term Loan Borrowing and Notice of Revolving Borrowing;
          (xiii) a duly executed Funds Disbursement Letter;
          (xiv) certified copies of all material consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;
          (xv) a duly completed and executed Borrowing Base Certificate dated as of the Closing Date reflecting Excess Availability of not less than $5,000,000 as of the Closing Date (after giving effect to any Revolving Borrowings to be made on the Closing Date), measured pursuant to the Eligible Accounts Receivable of the Borrowers certified by Borrowers’ Agent in such Borrowing Base Certificate as existing as of December 31, 2009, and including such supporting information and calculations as the Administrative Agent deems to be satisfactory in its sole discretion;
          (xvi) certificates, dated the Closing Date and signed by a Responsible Officer of each Borrower, confirming that (i) each Borrower and (ii) the Loan Parties on a consolidated basis, are, in each case, Solvent before and after giving effect to the funding of the initial Borrowings and the consummation of the transactions contemplated to occur on the Closing Date;
          (xvii) copies of the agreements listed on Schedule 3.1(b)(xvii);
          (xviii) certificates of insurance issued on behalf of insurers of the Borrowers and all Guarantors, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrowers and all Guarantors, naming the Administrative Agent as loss payee and additional insured;
          (xix) satisfactory third party field audit of Borrowers;
          (xx) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office and State of organization of each Borrower and each Guarantor and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Credit Providers, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Encumbrances;

          (xxi) duly authorized UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Credit Providers;
          (xxii) searches of ownership of, and Liens on, Intellectual Property of each Borrower and each Guarantor in the appropriate governmental offices;
          (xxiii) all instruments, stock certificates and chattel paper in the possession of any Borrower or any Subsidiary, together with allonges, assignments or stock powers as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Credit Providers;
          (xxiv) such duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral, including, without limitation, such Acknowledgment Agreements from lessors of real property, warehousemen and other third parties as the Administrative Agent may require;
          (xxv) revised financial projections of Borrowers and their Subsidiaries, specifically including any contemplated Permitted Acquisitions that might be consummated prior to January 31, 2010;
          (xxvi) reports detailing the quarterly revenue for the top three customers of Borrowers for the Fiscal Quarters 9/30/07 through 6/30/09;
          (xxvii) completion by the Administrative Agent of diligence on the top three customers of the Borrowers;
          (xxviii) financial and legal diligence and copies of any existing draft or final transaction documents relating to any Permitted Acquisition that might be consummated prior to January 31, 2010;
          (xxix) the unaudited consolidated balance sheet of PRGX and its Subsidiaries as of September 30, 2009, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer of Borrowers’ Agent; and
          (xxx) balance sheets of each individual Loan Party and other diligence reasonably requested by the Administrative Agent in order to complete its Solvency analysis of each Loan Party.
     Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

     Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
          (a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
          (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto, and except to the extent such representations or warranties expressly relate to an earlier date;
          (c) since the date of the financial statements of the Borrowers described in Section 4.4, there shall have been no change which has had or would reasonably be expected to have a Material Adverse Effect;
          (d) the Borrowers’ Agent shall have delivered the required Notice of Borrowing; and
          (e) the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.
     Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.
     In addition to the other conditions precedent herein set forth, if any Lender is a Defaulting Lender at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Issuing Bank will not be required to issue any Letter of Credit or to extend, renew or amend any outstanding Letter of Credit, unless the Issuing Bank is satisfied that any exposure that would result therefrom is fully covered or eliminated by the Borrowers Cash Collateralizing the obligations of the Borrowers in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit, or makes other arrangements satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; provided that no such Cash Collateralization will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.

     Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants to the Administrative Agent, each Lender and the Issuing Bank as follows:
     Section 4.1. Existence; Power. PRGX and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, except, in the case of Non-Material Domestic Subsidiaries and Foreign Subsidiaries, where a failure to be so organized, existing and in good standing would not reasonably be expected to result in a Material Adverse Effect, (ii) has all requisite power and authority to carry on its business as now conducted, except, in the case of Non-Material Domestic Subsidiaries and Foreign Subsidiaries, where a failure to maintain such power and authority would not reasonably be expected to result in a Material Adverse Effect and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.
     Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrowers, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of each Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrowers of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect, (ii) filings necessary in order to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Credit Providers and (iii) reports that PRGX is required to file with the Securities and Exchange Commission, (b) will not violate any Requirements of Law applicable to PRGX or any Subsidiary or any judgment, order or ruling of any Governmental Authority applicable to PRGX or any Subsidiary, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding on PRGX or any Subsidiary or any of their assets or give rise to a right thereunder to require any payment to be made by PRGX or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any asset of PRGX or any Subsidiary, except Liens (if any) created under the Loan Documents.
     Section 4.4. Financial Statements. Borrowers, or Borrowers’ Agent as agent for the Borrowers, has furnished to each Lender (i) the consolidated balance sheet of PRGX and its Subsidiaries as of December 31, 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, audited by BDO Seidman, LLP and (ii) the unaudited consolidated balance sheet of PRGX and its Subsidiaries as of September 30, 2009, and the related unaudited consolidated statements of operations and cash flows for the Fiscal Quarter and year-to-date period then ending. Such financial statements fairly present the consolidated financial condition of PRGX and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2008, there have been no changes with respect to PRGX or its Subsidiaries which have had or would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
     Section 4.5. Litigation and Environmental Matters.
          (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of Borrowers, threatened against or affecting PRGX or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
          (b) Except for the matters set forth on Schedule 4.5, neither PRGX nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, and in each of the preceding clauses, which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
     Section 4.6. Compliance with Laws and Agreements. PRGX and its Subsidiaries are in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, in case of (a) or (b) except where non-compliance, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     Section 4.7. Investment Company Act, Etc. Neither PRGX nor any of its Subsidiaries is an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, and none of the Loan Parties is otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

     Section 4.8. Taxes. Each of PRGX and its Subsidiaries has timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by it, and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where: (a) the same are currently being contested in good faith by appropriate proceedings and for which PRGX or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP; or (b) such disputed taxes, fees and charges do not exceed an aggregate amount of $100,000.00. The charges, accruals and reserves on the books of PRGX and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
     Section 4.9. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Neither PRGX nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
     Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
     Section 4.11. Ownership of Property.
          (a) PRGX and its Subsidiaries have good title to, or valid leasehold interests in, all of their real and personal property material to the operation of their business, including all such properties reflected in the most recent audited consolidated balance sheet of PRGX and its Subsidiaries referred to in Section 4.4 or purported to have been acquired by PRGX or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business, or otherwise in accordance with the Loan Documents), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of PRGX and its Subsidiaries are valid and subsisting and are in full force.
          (b) PRGX and each Subsidiary owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by PRGX and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

          (c) The properties of PRGX and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Borrowers, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where PRGX or any applicable Subsidiary operates.
     Section 4.12. Disclosure. Borrowers have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which PRGX or any Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that PRGX is required to file with the Securities and Exchange Commission), financial statements, certificates or other written information furnished by or on behalf of such Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against PRGX or any Subsidiary, or, to Borrowers’ knowledge, threatened against or affecting PRGX or any Subsidiary, and no significant unfair labor practice, charges or grievances are pending against PRGX or any Subsidiary, or to Borrowers’ knowledge, threatened against any of them before any Governmental Authority. All payments due from PRGX or any Subsidiary pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of PRGX or any Subsidiary, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of Borrowers in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.
     Section 4.15. Solvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, (i) each of the Borrowers and (ii) the Loan Parties on a consolidated basis, are, in each case, Solvent.
     Section 4.16. . [Intentionally Omitted].
     Section 4.17. OFAC. Neither PRGX nor any Subsidiary nor any Affiliate of a Borrower or any Guarantor (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned

Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     Section 4.18. Patriot Act. Neither PRGX nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto. Neither PRGX nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
ARTICLE V
AFFIRMATIVE COVENANTS
          Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder, the Issuing Bank has a commitment to issue any Letter of Credit hereunder or any Obligation remains unpaid or outstanding (except to the extent such Obligations consist solely of inchoate indemnity obligations, Treasury Management Obligations and/or Cash Collateralized Letters of Credit complying with the terms and conditions of this Agreement):
     Section 5.1. Financial Statements and Other Information. Borrowers’ Agent will deliver to the Administrative Agent and each Lender:
          (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audited report for such Fiscal Year for PRGX and its Subsidiaries, containing a consolidated balance sheet of Borrowers and their Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows (together with all footnotes thereto) of PRGX and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by BDO Seidman, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of PRGX and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
          (b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, an unaudited consolidated balance sheet of PRGX and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of operations and cash flows of PRGX and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrowers’ previous Fiscal Year;
          (c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by a Responsible Officer of the Borrowers’ Agent (i) certifying as to statements consistent with the applicable reporting requirements of the Securities and Exchange Commission, (ii) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which any Borrower has taken or proposes to take with respect thereto, (iii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iv) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, (v) certifying that the financial statements accompanying such certificate fairly represent in all material respects the financial condition of PRGX and its Subsidiaries for such Fiscal Year or Fiscal Quarter on a consolidated basis, and the related statements of operations and cash flows of PRGX and its Subsidiaries for such Fiscal Year or Fiscal Quarter, in accordance with GAAP (subject, in the case of quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes), and (vi) setting forth in reasonable detail whether there has occurred any change in GAAP or the application of GAAP (in either case insofar as applicable to Borrowers’ financial statements or the calculations required under Article VI) since the date of the Borrowers’ last audited financial statements were delivered to the Administrative Agent and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (d) concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default relating to compliance with the financial covenants set forth in Article VI (which certificate may be limited to the extent required by accounting rules or guidelines);
          (e) as soon as available and in any event within 30 days after the end of each month, a monthly total revenue report (on both a month-to-date and year-to-date basis);
          (f) as soon as available and in any even within 60 days after the end of each Fiscal Year, annual projections of income statement and balance sheet for the upcoming Fiscal Year (including a minimum of 1 historical Fiscal Year and a minimum of 3 forecasted Fiscal Years);
          (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be;

          (h) concurrently with the delivery of the financial statements referred to in subsection (a) above, a pro forma budget (including reasonable data and other information with respect to the underlying assumptions relied upon in the formulation of such pro forma budget) for the succeeding Fiscal Year, containing a balance sheet and statements of operations and cash flow;
          (i) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of any Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request;
          (j) so long as any Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, Borrowers may satisfy the obligation to deliver the financial statements and reports, proxy statements and other materials referred to in clauses (a), (b) and (g) above by delivering a hyperlink to such financial statements and reports, proxy statements and other materials by electronic mail to such e-mail addresses as the Administrative Agent and Lenders shall have provided to Borrowers’ Agent from time to time;
          (k) not later than the fifteenth (15th) day of each month, a Borrowing Base Certificate, duly completed and certified by a Responsible Officer of the Borrowers’ Agent, detailing the Borrowers’ Eligible Accounts Receivable as of the last day of the month just ended. In addition, together with the delivery of the Borrowing Base Certificate, the Borrowers’ Agent shall deliver to the Administrative Agent a summary of the accounts receivable aged trial balance. The Administrative Agent may, but shall not be required to, rely on each Borrowing Base Certificate delivered hereunder as accurately setting forth the available Borrowing Base for all purposes of this Agreement until a new Borrowing Base Certificate is delivered to the Administrative Agent;
          (l) not later than the fifteenth (15th) day after the end of any month (ending after the Closing Date) in which PRGX made any stock redemptions, purchases and repurchases of its common stock pursuant to any open-market stock repurchase program implemented by PRGX from time to time, as permitted under Section 7.5, a report (the “Stock Repurchase Report”), duly completed and certified by a Responsible Officer of the Borrowers’ Agent, detailing such stock redemptions, purchases and repurchases for such month just ended;
          (m) concurrently with the delivery of the Stock Repurchase Report referred to in subsection (l) above, Borrowers’ Agent shall deliver to the Administrative Agent (which shall promptly deliver a copy to the Lenders) a Compliance Certificate executed by a Responsible Officer of the Borrowers’ Agent, demonstrating in sufficient detail that, as of the end of such month, after giving effect to the transactions described in the Stock Repurchase Report and any Indebtedness permitted under this Agreement and incurred in connection therewith during such month, Borrowers’ Leverage Ratio, as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be, or, if such financial statements have not yet been delivered or required to be delivered (including as of the Closing Date), then, in each case, as shown on the September 30, 2009 financial statements delivered to the Administrative Agent pursuant to Section 3.1(b)(xxix), was not greater than 1.10 : 1.00, and, further, certifying that, after giving effect to the consummation of such transactions, the representations and warranties of the Borrowers contained herein are true and correct in all material respects, except to the extent such representations or warranties expressly relate to an earlier date, and that the Borrowers, as of the end of such month, are in compliance with all other terms and conditions contained herein;
          (n) concurrently with the delivery of the financial statements referred to in subsection (b) above, a detailed report executed by a Responsible Officer of the Borrowers’ Agent, reflecting (i) the Permitted Acquisitions closed in the applicable Fiscal Quarter, together with a detailed computation of the Transaction Value of each of such Permitted Acquisition (including a breakdown of the Up-Front Cash, Deferred Payments, Earn-Out Payments and acquired Indebtedness associated with each of such Permitted Acquisitions) and (ii) the aggregate year-to-date Transaction Value paid during such Fiscal Year (including a breakdown of the Up-Front Cash, Deferred Payments, Earn-Out Payments and acquired Indebtedness paid during such Fiscal Year);
          (o) not later than the thirtieth (30th) day after the end of any month (ending after the Closing Date) in which any Permitted Acquisition occurs, fully executed copies of the documents executed and delivered in connection with such Permitted Acquisition; and
          (p) concurrently with the delivery of the financial statements referred to in subsection (b) above, a detailed report reflecting all net cash transfers by each of the Loan Parties to any non-Loan Parties and to any foreign divisions of Domestic Subsidiaries during the preceding Fiscal Quarter in the format used in preparing Schedule 7.4 of this Agreement.
     Section 5.2. Notices of Material Events. Borrowers’ Agent will furnish to the Administrative Agent and each Lender written notice of the following, as soon as possible, and in any event, within three (3) Business Days of any Responsible Officer of any Loan Party having knowledge of or reason to have knowledge of the same:
          (a) the occurrence of any Default or Event of Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Borrowers, affecting any Borrower or any Subsidiary which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any event or any other development by which any Borrower or any Subsidiary (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;
          (d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of PRGX and its Subsidiaries in an aggregate amount exceeding $1,000,000;

          (e) the occurrence of any default or event of default, or the receipt by any Borrower or any of its respective Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of any Borrower or any of its respective Subsidiaries;
          (f) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer of the Borrowers’ Agent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.3. Existence; Conduct of Business. Borrowers will, and will cause each of their respective Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so does not and would not reasonably be expected to have a Material Adverse Effect; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
     Section 5.4. Compliance with Laws, Etc. Borrowers will, and will cause each of their respective Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     Section 5.5. Payment of Obligations. Borrowers will, and will cause each of their respective Subsidiaries to, pay and discharge at or before maturity, all of their obligations and liabilities (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings (to the extent commercially practicable to do so), (b) PRGX and its Subsidiaries have set aside on their books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
     Section 5.6. Books and Records. Borrowers will, and will cause each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to their business and activities to the extent necessary to prepare the consolidated financial statements of PRGX and its Subsidiaries in conformity with GAAP.
     Section 5.7. Visitation, Inspection, Etc. Borrowers will, and will cause each of their respective Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect their properties, to examine their books and records and to make copies and take extracts therefrom, to verify their Eligible Accounts Receivable and to discuss their affairs, finances and accounts with any of its officers and with its independent certified public accountants (with Borrowers being given a reasonable opportunity to be present in any discussion with such accountants), all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to Borrowers’ Agent; provided, however, such visits and inspections shall only be conducted up to two (2) times in any given calendar year, provided further, however, if an Event of Default has occurred and is continuing, no prior notice shall be required. In no event shall the Borrowers be obligated to pay the expenses associated with such visits and inspections of any Lender other than the reasonable expenses of the Administrative Agent.
     Section 5.8. Maintenance of Properties; Insurance. Borrowers will, and will cause each of their respective Subsidiaries to, (a) keep and maintain all property material to the conduct of their business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its respective Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) at all times shall name Administrative Agent as additional insured on all liability policies of the Borrowers and the Subsidiary Loan Parties.
     Section 5.9. Use of Proceeds and Letters of Credit. Borrowers will use the proceeds of (i) all Revolving Loans to finance working capital needs, capital expenditures, Permitted Acquisitions, transaction fees and reasonable expenses arising on the Closing Date with respect to the Loans and for other general corporate purposes of PRGX and its Subsidiaries and (ii) all Term Loans for repayment of existing Indebtedness with Ableco and Wells Fargo; provided, that, the existing Ableco and Wells Fargo Indebtedness must be repaid first, with the proceeds of the Term Loans, and second, if necessary, with the proceeds of Revolving Loans. For the avoidance of doubt, excess proceeds of the Term Loans shall be made available to the Borrowers on the Closing Date, which proceeds may be used for other general corporate purposes of PRGX and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes of PRGX and its Subsidiaries.
     Section 5.10 Security Interests. . Each Borrower will, and will cause the other Loan Parties to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Each Borrower agrees to, and will cause the other Loan Parties to, comply with the requirements of all state and federal laws, as applicable, in order to grant to the Administrative Agent, for the benefit of the Credit Providers, valid and perfected first priority (except for Liens permitted under Section 7.2) security interest in the Collateral. The Administrative Agent is hereby authorized by each Borrower to file any financing statements covering the Collateral whether or not such Borrower’s signature appears thereon. Each Borrower agrees to do whatever the Administrative Agent may reasonably request, from time to time, by way of: filing notices of liens, financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Administrative Agent’s custodians; keeping stock records; using commercially reasonable efforts to obtain, in connection with material Collateral locations, waivers from landlords and mortgagees and from warehousemen, fillers, processors and packers and their respective landlords and mortgagees; paying claims, which might if unpaid, become a Lien (other than a Permitted Lien) on the Collateral; using commercially reasonable efforts to assign its rights to the payment of Accounts pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. §3727 et. seq.) (the failure of which to so assign will permit the Administrative Agent to exclude such Accounts from the Borrowing Base); and performing such further acts as the Administrative Agent may reasonably require in order to effect the purposes of this Agreement and the other Loan Documents. Any and all reasonable fees, costs and reasonable expenses of whatever kind and nature (including any taxes, reasonable attorneys’ fees or costs for insurance of any kind), which the Administrative Agent may incur with respect to the Collateral or the Obligations: in filing public notices; in preparing or filing documents; making title examinations or rendering opinions; in protecting, maintaining, or preserving the Collateral or its interest therein; in enforcing or foreclosing the Liens hereunder, whether through judicial procedures or otherwise; or in defending or prosecuting any actions or proceedings arising out of or relating to its transactions with any Loan Party or any of its Subsidiaries under this Agreement or any other Loan Document, will be borne and paid by the Borrowers. If same are not promptly paid by the Loan Parties, the Administrative Agent may pay same on the Loan Parties’ behalf, and the amount thereof shall be an Obligation secured by the Collateral Documents and due to the Administrative Agent on demand. At the request of the Administrative Agent, each Borrower will, and will cause the other Loan Parties to promptly (i) with respect to all such real estate that is owned (it being agreed that leasehold mortgages shall not be required in the case of real estate that is leased), execute and deliver to the Administrative Agent a mortgage on such real estate, and deliver to the Administrative Agent the other items of the types customarily required such as surveys, title policies, environmental reports and legal opinions with respect thereto, and all provisions of this Agreement (including, without limitation, the foregoing provisions of this Section 5.10 and all other applicable representations, warranties and covenants) that are applicable to real estate or mortgages shall apply thereto.
     Section 5.11 Additional Subsidiaries.
          (a) If any Domestic Subsidiary becomes a Material Domestic Subsidiary after the Closing Date, or any Material Domestic Subsidiary is acquired or formed after the Closing Date, then, within twenty (20) Business Days after delivery of the financial statements under Section 5.1(a) or (b) for the Fiscal Quarter during which such Domestic Subsidiary became a Material Domestic Subsidiary or such Material Domestic Subsidiary was acquired or formed, the Borrowers’ Agent will promptly notify the Administrative Agent and the Lenders thereof and will cause such Material Domestic Subsidiary to become a Subsidiary Loan Party as provided in clause (d) below.
          (b) If, as of the end of any Fiscal Quarter, the then existing Loan Parties do not satisfy each of the two criteria of the Aggregate Subsidiary Threshold (without giving effect to any additional Domestic Subsidiaries then to be made Loan Parties in order to comply therewith), then the Borrowers shall cause one or more other Domestic Subsidiaries (other than PRG-USA or any other Subsidiary that is a Borrower) to become additional Subsidiary Loan Parties, as provided in clause (d) below, within twenty (20) Business Days after delivery of the financial statements under Section 5.1(a) or (b) for such Fiscal Quarter so that, after including the revenue and assets of any such additional Subsidiary Loan Parties, each of the two criteria of the Aggregate Subsidiary Threshold shall be satisfied.
          (c) The Borrowers may elect at any time to have any Domestic Subsidiary (other than PRG-USA or any other Subsidiary that is a Borrower) become an additional Subsidiary Loan Party as provided in clause (d) below. Upon the occurrence and during the continuation of any Event of Default, if the Required Lenders so direct, the Borrowers shall cause all of their respective Domestic Subsidiaries (other than PRG-USA or any other Subsidiary that is a Borrower) to become additional Subsidiary Loan Parties, as provided in clause (d) below, within ten (10) Business Days after the Borrowers’ Agent’s receipt of written confirmation of such direction from the Administrative Agent.
          (d) A Domestic Subsidiary (other than PRG-USA or any other Subsidiary that is a Borrower) shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Subsidiary Guaranty Supplement, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1(b), and (iii) such other documents as the Administrative Agent may reasonably request. No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Subsidiary Guaranty Agreement except as otherwise provided in this Agreement or any other Loan Document.
     Section 5.12 Additional Equity Pledges.
          (a) If, after the Closing Date, any Domestic Subsidiary becomes a Material Domestic Subsidiary, any Foreign Subsidiary becomes a first tier Material Foreign Subsidiary or any Material Domestic Subsidiary or first tier Material Foreign Subsidiary is acquired or formed, then, within twenty (20) Business Days after delivery of the financial statements under Section 5.1(a) or (b) for the Fiscal Quarter during which such Domestic Subsidiary became a Material Domestic Subsidiary, such Foreign Subsidiary became a first tier Material Foreign Subsidiary or such Material Domestic Subsidiary or first tier Material Foreign Subsidiary was acquired or formed, the Borrowers’ Agent will promptly notify the Administrative Agent and the Lenders thereof and the parent of such Material Domestic Subsidiary or such first tier Material Foreign Subsidiary (to the extent such parent is a Domestic Subsidiary) shall grant a Lien in favor of the Administrative Agent for the benefit of the Credit Providers on (i) in the case of a Domestic Subsidiary, 100% of the Capital Stock of such Domestic Subsidiary or (ii) in the case of a first tier Foreign Subsidiary, 65% (in the aggregate) of the Capital Stock of such first tier Foreign Subsidiary as provided in clause (d) below, provided, that, to the extent such parent is a Domestic Subsidiary that is not then a Loan Party, such parent shall also become an additional Subsidiary Loan Party as provided in Section 5.11(d).
          (b) If, as of the end of any Fiscal Quarter, the then existing Liens in favor of the Administrative Agent for the benefit of the Credit Providers on the Capital Stock of Subsidiaries do not satisfy each of the criteria of the Aggregate Equity Pledge Threshold (without giving effect to any additional Liens then to be granted by Loan Parties in order to comply therewith), then the Loan Parties shall grant additional Liens in favor of the Administrative Agent for the benefit of the Credit Providers on the Capital Stock of their respective Subsidiaries, as provided in clause (d) below, within twenty (20) Business Days after delivery of the financial statements under Section 5.1(a) or (b) for such Fiscal Quarter so that, after including the revenue and assets of any such additional Subsidiaries whose Capital Stock is pledged pursuant to the Equity Pledge Agreement, each of the criteria of the Aggregate Equity Pledge Threshold shall be satisfied, provided that such Liens shall be on (i) in the case of a Domestic Subsidiary, 100% of the Capital Stock of such Domestic Subsidiary and (ii) in the case of a first tier Foreign Subsidiary, 65% (in the aggregate) of the Capital Stock of such first tier Foreign Subsidiary.
          (c) The Loan Parties may elect at any time to grant additional Liens in favor of the Administrative Agent for the benefit of the Credit Providers on the Capital Stock of any Subsidiary as provided in clause (d) below, provided that such Liens shall be on (i) in the case of a Domestic Subsidiary, 100% of the Capital Stock of such Domestic Subsidiary and (ii) in the case of a first tier Foreign Subsidiary, 65% (in the aggregate) of the Capital Stock of such first tier Foreign Subsidiary. Upon the occurrence and during the continuation of any Event of Default, if the Required Lenders so direct, the Loan Parties shall grant Liens in favor of the Administrative Agent for the benefit of the Credit Providers on the Capital Stock of all of their respective Subsidiaries, as provided in clause (d) below, within ten (10) Business Days after the Borrowers’ Agent’s receipt of written confirmation of such direction from the Administrative Agent, provided that such Liens shall be on (i) in the case of a Domestic Subsidiary, 100% of the Capital Stock of such Domestic Subsidiary and (ii) in the case of a first tier Foreign Subsidiary, 65% (in the aggregate) of the Capital Stock of such first tier Foreign Subsidiary.
          (d) The Loan Parties shall grant additional Liens in favor of the Administrative Agent for the benefit of the Credit Providers on the Capital Stock of their respective Subsidiaries by executing and delivering to the Administrative Agent an amendment to the Equity Pledge Agreement, including revised schedules thereto, accompanied by (i) original stock certificates, together with duly executed stock powers and proxies as may be necessary or appropriate to perfect the Administrative Agent’s security interest in such Capital Stock for the benefit of the Credit Providers, (ii) such certified copies of certificates or articles of incorporation or organization as may be reasonably requested by the Administrative Agent, (iii) by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of the applicable pledgor, and opinions of counsel comparable to those delivered pursuant to Section 3.1(b), and (iv) such other documents as the Administrative Agent may reasonably request. No such Lien shall be entitled to be released or discharged under the Equity Pledge Agreement except as otherwise provided in this Agreement or any other Loan Document.
     Section 5.13 Depository and Treasury Management Relationship. Borrowers shall within ninety (90) days after the Closing Date and at all times thereafter so long as Obligations hereunder are outstanding (except to the extent such Obligations consist solely of inchoate indemnity obligations and/or Cash Collateralized Letters of Credit complying with the terms and conditions of this Agreement), maintain their primary depository bank and treasury management relationships with the Administrative Agent.

     Section 5.14 Post-Closing Deliverables. Borrowers shall:
     (a) within thirty (30) days after the Closing Date deliver the following to the Administrative Agent, each to be in form and substance satisfactory to the Administrative Agent:
     (i) original stock certificates representing the Pledged Interests (as defined in the Equity Pledge Agreement);
     (ii) duly executed irrevocable transfer powers for each of the stock certificates in the form attached as Exhibit “A” to the Equity Pledge Agreement;
     (iii) duly executed irrevocable proxies for the Pledged Interests referred to in the form attached as Exhibit “B” to the Equity Pledge Agreement;
     (iv) duly executed Acknowledgment Agreement in form and substance satisfactory to Administrative Agent with respect to 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339-5986; and
     (b) for each of the following Foreign Subsidiaries, as reasonably requested by the Administrative Agent, and to be delivered in such time frame as the Administrative Agent may reasonably request, and as may be available from the jurisdiction of organization of such Foreign Subsidiary and each other jurisdiction where such Foreign Subsidiary is required to be qualified to do business as a foreign corporation, (i) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents, (ii) copies of the bylaws, partnership agreement, limited liability company agreement or other similar documents and (iii) certificates of good standing or existence: (1) PRG-Schultz CR s.r.o, a corporation organized pursuant to the laws of the Czech Republic, (2) PRG-Schultz (Deutschland) GMBH, a corporation organized pursuant to the laws of Germany, (3) PRG Schultz Svenska A.B., a corporation organized pursuant to the laws of Sweden, (4) PRG-Schultz Nederland, B.V., a corporation organized pursuant to the laws of the Netherlands, (5) PRG-Schultz Polska Sp.Zo.O., a corporation organized pursuant to the laws of Poland, (6) PRG-Schultz International PTE LTD, a corporation organized pursuant to the laws of Singapore, (7) PRG-SCHULTZ CANADA CORP., a corporation organized pursuant to the laws of Canada, (8) The Profit Recovery Group Holdings Mexico S de RL de CV, a corporation organized pursuant to the laws of Mexico, (9) Profit Recovery Brasil Ltda, a corporation organized pursuant to the laws of Brazil, (10) PRG-Schultz Colombia, Ltda., a corporation organized pursuant to the laws of Colombia, (11) The Profit Recovery Group Argentina S.A., a corporation organized pursuant to the laws of Argentina, and (12) Meridian Corporation Limited, a corporation organized pursuant to the laws of the Isle of Jersey.
ARTICLE VI
FINANCIAL COVENANTS
     Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder, the Issuing Bank has a commitment to issue any Letter of Credit hereunder or any Obligation remains unpaid or outstanding (except to the extent such Obligations consist solely of inchoate indemnity obligations, Treasury Management Obligations and/or Cash Collateralized Letters of Credit complying with the terms and conditions of this Agreement):
     Section 6.1. Leverage Ratio. The Borrowers will maintain, as of the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 2009, a Leverage Ratio of not greater than 1.35 : 1.00.
     Section 6.2. Fixed Charge Coverage Ratio. The Borrowers will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2009, a Fixed Charge Coverage Ratio of not less than 1.50 : 1.00.
     Section 6.3. Minimum Consolidated Adjusted EBITDA. The Borrowers will maintain, as of the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 2009, Consolidated Adjusted EBITDA for the four Fiscal Quarters then ended of not less than $22,500,000.
     Section 6.4. Net Funded Debt Ratio. The Borrowers will maintain, as of the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 2009, a Net Funded Debt Ratio of less than 1.00 : 1.00.
     Section 6.5. Capital Expenditures. PRGX and its Subsidiaries will not make Capital Expenditures in excess of (i) $10,000,000 during the 2010 Fiscal Year and (ii) $7,000,000 during any subsequent Fiscal Year.
     Section 6.6. Permitted Acquisition Covenants.
          (a) The aggregate amount of Transaction Value of Permitted Acquisitions (including Permitted Acquisitions occurring prior to and during any such Fiscal Year) actually paid or payable by PRGX and its Subsidiaries in any one Fiscal Year shall not exceed $10,000,000;
          (b) The aggregate amount of all Earn-Out Payments actually paid in any Fiscal Year shall not exceed $3,500.000; and
          (c) The aggregate amount of all Deferred Payments actually paid in any Fiscal Year shall not exceed $3,500,000.
ARTICLE VII
NEGATIVE COVENANTS
     Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder, the Issuing Bank has a commitment to issue any Letter of Credit hereunder or any Obligation remains outstanding (except to the extent such Obligations consist solely of inchoate indemnity obligations, Treasury Management Obligations and/or Cash Collateralized Letters of Credit complying with the terms and conditions of this Agreement):

     Section 7.1. Indebtedness and Preferred Equity. The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness created pursuant to the Loan Documents;
          (b) Indebtedness of PRGX or any Subsidiary set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement), other than as to the capitalization of interest and fees, or shorten the maturity or the weighted average life thereof;
          (c) Indebtedness of PRGX or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to, contemporaneously with or within 90 days after such acquisition or the completion of such construction or improvements; together with extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement), other than as to the capitalization of interest and fees, or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $1,000,000 at any time outstanding;
          (d) Indebtedness of PRGX owing to any Subsidiary and of any Subsidiary owing to PRGX or any other Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Loan Party shall be subject to Section 7.4;
          (e) Guarantees by PRGX of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of PRGX or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 7.4;
          (f) Hedging Obligations permitted by Section 7.10;
          (g) Treasury Management Obligations, subject to the terms and conditions of Section 5.13;
          (h) Bank Product Obligations;
          (i) Unsecured Indebtedness consisting solely of Earn-Out Payments in respect of Permitted Acquisitions;
          (j) Unsecured Indebtedness consisting solely of Deferred Payments in respect of Permitted Acquisitions; and
          (k) Other unsecured Indebtedness of PRGX and its Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

The Borrowers will not, and will not permit any of their respective Subsidiaries to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchasable by such Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.
     Section 7.2. Negative Pledge. The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:
          (a) Liens securing the Obligations, provided, however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.21 of this Agreement;
          (b) Permitted Encumbrances;
          (c) any Liens on any property or asset of any Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary;
          (d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
          (e) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of a Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into any Borrower or any Subsidiary of a Borrower or (iii) existing on any asset prior to the acquisition thereof by any Borrower or any Subsidiary of a Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
          (f) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (e) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased, other than as to the capitalization of interest and fees, and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

          (g) other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $200,000.
     Section 7.3. Fundamental Changes.
          (a) The Borrowers will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) any Borrower or any Subsidiary may merge with a Person if such Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person (except in the event of a merger among Subsidiary Loan Parties, in which case any single Subsidiary Loan Party shall be the surviving Person), (iii) any (a) Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Borrower or to a Subsidiary Loan Party, (b) Domestic Subsidiary that is not Loan Party may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any other Domestic Subsidiary that is not a Loan Party and (c) Foreign Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any other Foreign Subsidiary and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
          (b) The Borrowers will not, and will not permit any of their respective Subsidiaries to, engage in any business other than businesses of the type conducted by PRGX and its Subsidiaries on the date hereof and businesses reasonably related thereto (including data analytics).
     Section 7.4. Investments, Loans, Etc. The Borrowers will not, and will not permit any of their respective Subsidiaries to, purchase, repurchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
          (a) Investments (other than Permitted Investments) set forth on Schedule 7.4 (including Investments in Subsidiaries);

          (b) Permitted Investments and cash (including demand deposit accounts) and Cash Equivalents;
          (c) Guarantees by PRGX and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided, that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) hereof;
          (d) Investments made by PRGX in or to any Subsidiary and by any Subsidiary to PRGX or in or to another Subsidiary; provided, that the aggregate amount of Investments by Loan Parties in or to (including Guarantees by Loan Parties of Indebtedness of) any Subsidiary that is not a Loan Party (excluding all such Investments and Guarantees listed on Schedule 7.4), shall not exceed $5,000,000 in the aggregate at any time outstanding (with such $5,000,000 being measured as (A) the outflow of cash from the Loan Parties to other Subsidiaries that are not Loan Parties, excluding cash arm’s-length payments for services rendered by such other Subsidiaries that are not Loan Parties to the Loan Parties, net of (B) the inflow of cash, including via transfer pricing, from the other Subsidiaries that are not Loan Parties to the Loan Parties);
          (e) Loans or advances to employees, officers or directors of any Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses, and for commission advances; provided, however, that the aggregate amount of all such loans and advances does not exceed $250,000 at any time;
          (f) Hedging Transactions permitted by Section 7.10;
          (g) Permitted Acquisitions;
          (h) To the extent permitted by Section 7.5(iii), PRGX’s redemption, purchase or repurchase of its common stock pursuant to any open-market stock repurchase program implemented by PRGX from time-to-time, provided, however, that such stock repurchases do not exceed $1,000,000 in the aggregate in any Fiscal Year;
          (i) Guarantees of real estate and personalty leases of Subsidiaries in the ordinary course of business;
          (j) Extensions of trade credit (to Subsidiaries and to third party customers) in the ordinary course of business, not exceeding ninety (90) days from the original date due;
          (k) Transactions permitted under Section 7.3 (unless expressly required to constitute a Permitted Investment or to otherwise require compliance with Section 7.4);
          (l) Transactions permitted under Section 7.6 (unless expressly required to constitute a Permitted Investment or to otherwise require compliance with Section 7.4);
          (m) To the extent permitted by Section 5.11, the formation of Subsidiaries, provided, however, that after the Closing Date, no Foreign Subsidiary may form a Domestic Subsidiary;

          (n) Extraordinary Investments in connection with the settlement or compromise of Accounts Receivable, in an amount not to exceed $100,000 in the aggregate outstanding at any time without Administrative Agent’s prior written consent; and
          (o) Other Investments in an amount not to exceed $100,000 in the aggregate outstanding at any time.
     Section 7.5. Restricted Payments. The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrowers or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrowers solely in shares of any class of their respective Capital Stock, (ii) Restricted Payments made by any Subsidiary to any Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by a Borrower and other wholly owned Subsidiaries and (iii) the redemption, purchase or repurchase of PRGX’s common stock by PRGX pursuant to any open-market stock repurchase program implemented by PRGX from time to time; provided, for the purpose of clause (iii) that (a) no Default or Event of Default has occurred and is continuing at the time such redemption, purchase or repurchase is made and (b) after giving effect to the aggregate redemptions, purchases and repurchases in any given month, and any Indebtedness permitted under this Agreement and incurred in connection therewith, Borrowers’ Leverage Ratio, as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), or, if such financial statements have not yet been delivered or required to be delivered (including as of the Closing Date), then, in each case, as shown on the September 30, 2009 financial statements delivered to the Administrative Agent pursuant to Section 3.1(b)(xxix), shall be no greater than 1.10 : 1.00. Strictly for reference purposes, certain (but not all) other provisions relating to Sections 7.5(iii) are located in Section 5.1(l) and (m) of this Agreement.
     Section 7.6. Sale of Assets. Except as otherwise permitted under Section 7.3 (to the extent not expressly required therein to comply with Section 7.6), the Borrowers will not, and will not permit their respective Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of their respective assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than a Borrower or to a Subsidiary that is its direct parent, provided, that if such Subsidiary is a Material Domestic Subsidiary, then such direct parent (if a Domestic Subsidiary) must be (or become, pursuant to Section 5.12(d)) a party to the Equity Pledge Agreement (or to qualify directors if required by applicable law), except:
          (a) the sale or other disposition of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
          (b) the sale of inventory and, except as prohibited pursuant to Section 7.4(d), Cash Equivalents and Permitted Investments in the ordinary course of business;

          (c) leases and licenses (including subleases and sublicenses) in the ordinary course of business;
          (d) to the extent otherwise complying with Section 7.3 (and not expressly required to comply with this Section 7.6), the sale or other disposition of less than all or substantially all of their respective assets (i) to any Borrower or a Subsidiary Loan Party, (ii) by any Domestic Subsidiary that is not a Loan Party to any other Domestic Subsidiary that is not a Loan Party and (iii) by any Foreign Subsidiary to any other Foreign Subsidiary; and
          (e) other sales or dispositions in an aggregate amount not to exceed $100,000.
     Section 7.7. Transactions with Affiliates. The Borrowers will not, and will not permit any of their respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for: (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among a Borrower and/or any Subsidiary Loan Party not involving any other Affiliates; (c) to the extent not specifically prohibited elsewhere in this Agreement, transactions between or among Loan Parties and Subsidiaries that are not Loan Parties, at prices and on terms and conditions not less favorable to such Loan Parties than could be obtained on an arm’s-length basis from unrelated third parties; (d) transactions between or among Subsidiaries that are not Loan Parties; and (e) any Restricted Payment permitted by Section 7.5.
     Section 7.8. Restrictive Agreements. The Borrowers will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any of its respective Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrowers or any other Subsidiary, to Guarantee Indebtedness of any Borrower or any other Subsidiary or to transfer any of its property or assets to any Borrower or any Subsidiary of the Borrowers; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases and licenses agreements restricting the assignment thereof.
     Section 7.9. Sale and Leaseback Transactions. The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
     Section 7.10. Hedging Transactions. The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which any Borrower or any of its respective Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, each Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which any Borrower or any of its respective Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
     Section 7.11. Amendment to Organizational Documents. The Borrowers will not, and will not permit any of their respective Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders or any Borrower under its certificate of incorporation, bylaws or other organizational documents.
     Section 7.12. [Intentionally Omitted].
     Section 7.13. Accounting Changes. The Borrowers will not, and will not permit any of their respective Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrowers or of any of their respective Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrowers.
     Section 7.14. Lease Obligations. The Borrowers will not, and will not permit any of their respective Subsidiaries to, create or suffer to exist obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP) in an aggregate amount, determined on a consolidated basis, greater than $10,000,000 per Fiscal Year.
     Section 7.15. Government Regulation. No Borrower shall (a) be or become subject at any time to any law, regulation, or list of any Government Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lenders or the Administrative Agent from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by Lenders or the Administrative Agent at any time to enable Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 1 U.S.C. Section 5318.

ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:
          (a) the Borrowers shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
          (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
          (c) any representation or warranty made or deemed made by or on behalf of any Borrower or any of its respective Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or
          (d) the Borrowers shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, or 5.3 (with respect to the Borrowers’ existence) or Articles VI or VII; or
          (e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of any Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrowers’ Agent by the Administrative Agent or any Lender; or
          (f) any Borrower or any of its respective Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue, unwaived, after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
          (g) any Borrower or any of its respective Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1(g), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any such Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any of its respective Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
          (i) any Borrower or any of its respective Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
          (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in liability to any Borrower or any of its respective Subsidiaries in an aggregate amount exceeding $1,000,000; or
          (k) any judgment or order, which is not covered by insurance, for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against any Borrower or any of its respective Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (l) any non-monetary judgment or order shall be rendered against any Borrower or any of its respective Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (m) a Change in Control shall occur or exist; or
          (n) any provision of any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guaranty Agreement; or
          (o) any Loan Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lender the Liens, rights, powers and privileges purported to be created thereby, or any Loan Party shall so state in writing;
then, and in every such event (other than an event with respect to the Borrowers described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrowers’ Agent, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur with respect to the Borrowers, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     Section 9.1. Appointment of Administrative Agent.
          (a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
     Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by Borrowers’ Agent or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.
          Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
     Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
     Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
     Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or any Affiliate of any Borrower as if it were not the Administrative Agent hereunder.
     Section 9.7. Successor Administrative Agent.
          (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers’ Agent. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrowers provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent (subject to the approval by the Borrowers provided that no Default or Event of Default shall exist at such time), which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
          (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
          (c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank may, upon prior written notice to the Borrowers’ Agent and the Administrative Agent, resign as Issuing Bank effective at the close of business New York time on a date specified in such notice (which date may not be less than five Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank.
     Section 9.8. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all reasonable expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses.

     Section 9.9. Administrative Agent May File Proofs of Claim.
          (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
          (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
          (b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 9.10. Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.
ARTICLE X
MISCELLANEOUS
          Section 10.1. Notices.
               (a) Written Notices.

          (i) Except in the case of notices and other communications expressly permitted to be given by telephone or electronically, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrowers’ Agent:	PRG-Schultz International, Inc.
600 Galleria Parkway, Suite 100
Atlanta, Georgia 30339-5986
Attention: Mr. Robert Lee, Chief Financial Officer
Telecopy Number: (770) 779-3034
E-Mail: robert.lee@prgx.com

With a copy to:	PRG-Schultz International, Inc.
600 Galleria Parkway, Suite 100
Atlanta, Georgia 30339-5986
Attention: Victor A. Allums, Esq., Senior Vice President, and General Counsel
Telecopy Number: (770) 779-3034
E-Mail: vic.allums@prgx.com

To the Administrative Agent	SunTrust Bank
or to SunTrust Bank:	25 Park Place, 23rd Floor
Atlanta, Georgia 30303
Attention: D. Scott Cathcart, First Vice President
Telecopy Number: (404) 532-0417
E-Mail: scott.cathcart@suntrust.com

With a copy to:	Arnall Golden Gregory LLP
171 17th Street, Suite 2100
Atlanta, Georgia 30363
Attention: Ronald A. Weiner, Esq.
Telecopy Number: (404) 873-8193
E-Mail: ronald.weiner@agg.com

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
16th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Telecopy Number: (404) 588-8129
E-Mail: scott.cathcart@suntrust.com

To any other Lender:	the address set forth in the administrative
questionnaire or the Assignment and Acceptance
Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications, when transmitted by telecopy, must also be sent by electronic mail. All such notices and other communications shall, when transmitted by overnight delivery, or telecopy, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent or the Issuing Bank shall not be effective until actually received by such Person at its address specified in this Section 10.1.
          (ii) Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person(s) purporting to be a Responsible Officer(s) authorized by the Borrowers (or the Borrowers’ Agent as agent for the Borrowers, as the case may be) to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrowers, the Borrowers’ Agent or any other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.
     (b) Electronic Communications.
          (i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article 2 unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrowers may, at their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (ii) Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     Section 10.2. Waiver; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
          (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders or the Borrowers and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of any Borrower or any Subsidiary, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full (i) all principal, interest and other amounts owing to it or accrued for its account under this Agreement, (ii) all Hedging Obligations owing to such Lender (or any Affiliate of such Lender) in connection with the Loans, and (iii) all Bank Product Obligations owing to such Lender (or any Affiliate of such Lender).
     Section 10.3. Expenses; Indemnification.
          (a) The Borrowers shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with (A) the syndication of the credit facilities provided for herein after the Closing Date (if any), (B) the preparation and administration of the Loan Documents and (C) any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any Related Party or (y) a claim brought by any Borrower or any other Loan Party against an Indemnitee or any Related Party for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syntrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.
          (c) The Borrowers shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any Collateral described therein, or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
          (d) To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent or the Issuing Bank under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
          (e) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
          (f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

     Section 10.4. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.

          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and
     (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
          (iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.
          (v) No Assignment to Borrowers. No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance and provided that such Lender is not a Defaulting Lender, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrowers to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrowers shall be deemed to have given their consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrowers, unless such consent is expressly refused by the Borrowers on or prior to such fifth Business Day.
          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Administrative Agent shall serve as the Parent Company’s agent solely for tax purposes and solely with respect to the actions described in this Section, and each Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
          (d) Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent or the Issuing Bank sell participations to any Person (other than a natural person, the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          (e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of such guaranty agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (f) of this Section 10.4, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.20(e) as though it were a Lender.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof of the State of Georgia).
          (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Northern District of Georgia, and the Business Case Division of the Fulton County Superior Court located in Atlanta, Georgia, and of the Business Case Division of the Fulton County Superior Court located in Atlanta, Georgia and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Fulton County Superior Court, or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.
          (c) Each Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in the first sentence of paragraph (b) of this Section 10.5 and brought in any court referred to in the first sentence of paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
     Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrowers and any of their respective Subsidiaries to such Lender or Issuing Bank.
     Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Advisory Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
     Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
     Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrowers or any of their respective Affiliates or any of their respective businesses, to the extent provided to it by any Borrower or any Affiliate, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower or any of its Affiliates, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, who have a reasonable business need to know such information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrowers or any Affiliate, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties who have a reasonable business reason to know such information) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (viii) any rating agency, (ix) the CUSIP Service Bureau or any similar organization, or (x) with the consent of the Borrowers. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
     Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
     Section 10.13. Waiver of Effect of Corporate Seal. Each Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by such Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
     Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

     Section 10.15. Joint and Several Liability of Borrowers.
          (a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Credit Providers under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.
          (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 10.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
          (c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrower(s) will make such payment with respect to, or perform, such Obligation.
          (d) The Obligations of each Borrower under the provisions of this Section 10.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower, enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity, or enforceability of this Agreement or any other circumstances whatsoever.
          (e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Borrowings issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Credit Provider under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Credit Provider at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Credit Provider in respect of any of the Obligations, and the taking, addition, substitution, or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution, or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Credit Provider with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 10.15 afford grounds for terminating, discharging, or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 10.15 it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 10.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 10.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction, or similar proceeding with respect to any Borrower or any Credit Provider. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation, or any other change whatsoever in the name, constitution, or place of formation of any Borrower or any Credit Provider.
          (f) Each Borrower represents and warrants to the Credit Providers that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Credit Providers that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
          (g) The provisions of this Section 10.15 are made for the benefit of the Credit Providers and each of their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of such Credit Provider(s), successor(s), or assign(s) first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 10.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by any Credit Provider upon the insolvency, bankruptcy, or reorganization of any Borrower, or otherwise, the provisions of this Section 10.15 will forthwith be reinstated in effect, as though such payment had not been made.
          (h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any Credit Provider with respect to any of the Obligations, or any collateral security therefor, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Credit Provider hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities, or other property, shall be made to any other Borrower therefor.
          (i) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Borrower will not demand, sue for, or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower, until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce, or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced, and received by such Borrower as trustee for the Credit Providers, and such Borrower shall deliver any such amounts to Administrative Agent for application to the Obligations in accordance with the terms and conditions of this Agreement.
     Section 10.16. Headings. The headings of the sections and other provisions hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal, in the case of the Borrowers, by their respective authorized officers as of the day and year first above written.

PRG-SCHULTZ INTERNATIONAL, INC. as a Borrower
By:	/s/ Robert B. Lee
	Name:	Robert B. Lee
	Title:	Chief Financial Officer and Treasurer

[SEAL]

PRG-SCHULTZ USA, INC. as a Borrower
By:	/s/ Robert B. Lee
	Name:	Robert B. Lee
	Title:	Chief Financial Officer and Treasurer

[SEAL]

SUNTRUST BANK as Administrative Agent, as Issuing Bank and as a Lender
By:	/s/ D. Scott Cathcart
	Name:	D. Scott Cathcart
	Title:	First Vice President

SCHEDULE I
APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Applicable
		Margin for	Applicable	Applicable	Applicable
		LIBOR	Margin for	Percentage for	Margin for
Pricing		Index Rate	Base Rate	Commitment	Letter of
Level	Leverage Ratio	Loans	Loans	Fee	Credit Fees
I	Less than or equal to 0.25:1.00	2.25% per annum	2.25% per annum	0.50% per annum	2.25% per annum

II	Less than or equal to 0.75:1.00 but greater than 0.25:1.00	2.50% per annum	2.50% per annum	0.50% per annum	2.50% per annum

III	Less than or equal to 1.25:1.00 but greater than 0.75:1.00	3.00% per annum	3.00% per annum	0.50% per annum	3.00% per annum

IV	Greater than 1.25:1.00	3.50% per annum	3.50% per annum	0.50% per annum	3.50% per annum
Schedule I

SCHEDULE II
COMMITMENT AMOUNTS

	Revolving Commitment	Term Loan
Lender	Amount	Commitment Amount
SunTrust Bank	$15,000,000	$15,000,000
Schedule II

SCHEDULE III
DARK LEASES
Office Lease Agreement, dated February 18, 2002, by and between Galleria 600, LLC and PRG-Schultz International, Inc., as amended by the First Amendment of Lease, dated April 19, 2002, as further amended by the Second Amendment of Lease, dated December 6, 2006. This lease is for PRGX’s corporate headquarters at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339.
Schedule III

SCHEDULE 3.1(b)(xvii)
MATERIAL AGREEMENTS
1.	Investor Rights Agreement, dated as of August 27, 2002, among PRG-Schultz International, Inc., Berkshire Fund V, LP, Berkshire Investors LLC and Blum Strategic Partners II, L.P.

2.	First Amendment to Investor Rights Agreement, dated as of March 30, 2006, among PRG-Schultz International, Inc., Berkshire Fund V, LP, Berkshire Investors LLC and Blum Strategic Partners II, L.P.

3.	Amended and Restated Standstill Agreement, dated as of July 16, 2007, among PRG-Schultz International, Inc., Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP, L.L.C., Blum Strategic GP II, L.L.C., Blum Strategic Partners, L.P, Blum Strategic Partners II, L.P., Richard C. Blum, BK Capital Partners IV, L.P., Stinson Capital Partners, L.P., Stinson Capital Partners II, L.P., Stinson Capital Partners QP, L.P., Stinson Capital Partners S, L.P., Stinson Capital Fund (Cayman), Ltd. and Blum Strategic Partners II Gmbh & Co. Kg.

4.	Amended and Restated Restructuring Support Agreement, dated as of February 1, 2006, among PRG-Schultz International, Inc., Blum Capital Partners, L.P., Parkcentral Global Hub Limited, Petrus Securities L.P., Tenor Opportunity Master Fund, Ltd. and Thales Fund Management, LLC.

5.	Form of Performance Unit Agreement, dated as of September ___, 2006, between PRG-Schultz International, Inc. and the “Participant” thereunder.

6.	Form of Amendment to Performance Unit Agreement, dated as of December ___, 2007, between PRG-Schultz International, Inc. and the “Participant” thereunder.

7.	2008 PRG-Schultz Performance Bonus Plan.

8.	PRG-Schultz International, Inc. 2008 Equity Incentive Plan.

9.	Form of Nonqualified Stock Option Agreement, dated as of January ___2009, between PRG-Schultz International, Inc. and Romil Bahl.

10.	Form of Restricted Stock Agreement dated as of January ___2009, between PRG-Schultz International, Inc. and Romil Bahl.
Schedule 3.1(b)(xviii)

SCHEDULE 4.5
ENVIRONMENTAL MATTERS
None.
Schedule 3.1(b)(xviii)

SCHEDULE 4.14
SUBSIDIARIES

Holders of Capital Stock or Other
	Jurisdiction	Type of	Interests (100% unless otherwise
Company	of Formation	Organization	indicated)
PRG-Schultz USA, Inc.[1]	Georgia	corporation	PRG-Schultz International, Inc.
The Profit Recovery Group Asia, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
PRG-Schultz Australia, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
PRG-Schultz Belgium, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
The Profit Recovery Group Costa Rica, Inc.	Georgia	corporation	PRG-Schultz International, Inc.
The Profit Recovery Group New Zealand, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
The Profit Recovery Group Netherlands, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
The Profit Recovery Group Mexico, Inc. [2]	Georgia	corporation	PRG-Schultz Canada Corp.
PRG-Schultz France, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
The Profit Recovery Group Germany, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
The Profit Recovery Group South Africa, Inc.	Georgia	corporation	PRG-Schultz International, Inc.
PRG-Schultz Switzerland, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
The Profit Recovery Group Italy, Inc.	Georgia	corporation	PRG-Schultz International, Inc.
The Profit Recovery Group Spain, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
PRG-Schultz Portugal, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
PRG International, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
PRG USA, Inc.	Georgia	corporation	PRG-Schultz International, Inc.
PRG-Schultz Scandinavia, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
PRG-Schultz Japan, Inc.	Georgia	corporation	PRG-Schultz International, Inc.
PRG-Schultz Puerto Rico, Inc.	Georgia	corporation	PRG-Schultz International, Inc.
PRG-Schultz Chile, Inc.	Georgia	corporation	PRG-Schultz International, Inc.
PRG-Schultz Europe, Inc.[2]	Georgia	corporation	PRG-Schultz International, Inc.
The Profit Recovery Group Holdings Mexico, S de RL de CV	Mexico	sociedad de responsabilidad limitada de capital variable	The Profit Recovery Group Mexico, Inc.
The Profit Recovery Group Servicios Mexico S de RL de CV	Mexico	sociedad de responsabilidad limitada de capital variable	The Profit Recovery Group Holdings Mexico, S de RL de CV (≥ 99%) The Profit Recovery Group Mexico, Inc. (≤1%)
The Profit Recovery Group de Mexico S de RL de CV	Mexico	sociedad de responsabilidad limitada de capital variable	The Profit Recovery Group Holdings Mexico, S de RL de CV (≥ 99%) The Profit Recovery Group Mexico, Inc. (≤1%)
The Profit Recovery Group Argentina S.A.	Argentina	sociedad anónima	PRG-Schultz International, Inc. (95%) PRG-Schultz USA, Inc. (5%)
Profit Recovery Brasil Ltda.	Brazil	limitada	PRG-Schultz International, Inc. (greater than 99%) PRG-Schultz USA, Inc. (less than 1%)
PRG-Schultz International PTE LTD	Singapore	private limited company	The Profit Recovery Group Asia, Inc.
PRG-Schultz Suzhou’ Co Ltd.	China	(limited liability company)	PRG-Schultz International PTE LTD
PRG-Schultz CR s.r.o.	Czech Republic	společnost s ručením omezeným	PRG-Schultz International, Inc.
PRGFS, Inc. [2]	Delaware	corporation	PRG International, Inc.
Schedule 4.14

Holders of Capital Stock or Other
	Jurisdiction	Type of	Interests (100% unless otherwise
Company	of Formation	Organization	indicated)
HS&A Acquisition — UK Inc.[2]	Texas	corporation	PRG-Schultz International, Inc.
Meridian Corporation Limited	Jersey	private company limited by shares	PRG-Schultz International, Inc. (41%) HS&A Acquisition — UK Inc. (59%)
Tamebond Limited	United Kingdom	private company limited by shares	Meridian Corporation Limited
PRG-Schultz Ireland LTD	Ireland	private company limited by shares	Meridian Corporation Limited
PRG-Schultz UK Ltd.	United Kingdom	private company limited by shares	Tamebond Limited
PRG-Schultz Canada Corp.	Canada	corporation	PRG-Schultz Canada, LLC
PRG-Schultz (Deutschland) GmbH	Germany	Gesellschaft mit beschränkter Haftung	The Profit Recovery Group Germany, Inc.
PRG-Schultz Nederland B.V.	Netherlands	besloten vennootschap	The Profit Recovery Group Netherlands, Inc.
PRG-Schultz Italia SRL	Italy	società a responsabilità limitata	The Profit Recovery Group Italy, Inc. (98%) PRG-Schultz International, Inc. (2%)
PRG-Schultz Peru S.R.L.	Peru	sociedad de responsabilidad limitada	PRG-Schultz International, Inc. (≥ 99%) PRG-Schultz USA Inc. (≤ 1%)
PRG-Schultz Colombia Ltda	Colombia	limitada	PRG-Schultz International, Inc. (≥ 99%) PRG-Schultz USA, Inc. (≤ 1%)
PRG-Schultz Svenska A. B.	Sweden	aktiebolag	PRG-Schultz International, Inc.
PRG-Schultz Venezuela S. R. L.	Venezuela	sociedad de responsabilidad limitada	PRG-Schultz International, Inc. (≥ 99%) PRG-Schultz USA, Inc. (≤ 1%)
PRG-Schultz Polska Sp. Zo. O.	Poland	spółka z ograniczoną odpowiedzialnością	PRG-Schultz International, Inc.
Howard Schultz & Associates (Asia) Limited	Hong Kong	(private company limited by shares)	PRG-Schultz International, Inc.
HS&A International PTE LTD	Singapore	private limited company	PRG-Schultz International, Inc. (≥ 99%) PRG-Schultz USA, Inc. (≤ 1%)
PRG-Schultz (Thailand) Co., Limited [3]	Thailand	(private company limited by shares)	PRG-Schultz International, Inc. (≥ 99%) PRG-Schultz USA, Inc. (≤ 1%)
Howard Schultz de Mexico, S.A. de CV	Mexico	sociedad anónima de capital variable	PRG-Schultz Canada Corp.
PRGDS, LLC[2]	Georgia	limited liability company	PRG International, Inc.
PRGTS, LLC[2]	Georgia	limited liability company	PRG-Schultz USA, Inc.
PRG-Schultz Brasil, LLC[2]	Georgia	limited liability company	PRG-Schultz Canada Corp.
PRG-Schultz Canada, LLC[2]	Georgia	limited liability company	PRG-Schultz International, Inc.

[1]	A Borrower Loan Party

[2]	A Subsidiary Loan Party

[3]	In process of dissolution
Schedule 4.14

SCHEDULE 7.1
OUTSTANDING INDEBTEDNESS
Please see the attached spreadsheet detailing intercompany Indebtedness as at January 15, 2010.
Indebtedness incurred under that certain Amended and Restated Financing Agreement, dated as of September 17, 2007, by and among PRG-Schultz International, Inc. (“PRGX”), PRG-Schultz USA, Inc. (“PRGUSA” and together with PRGI, the Borrowers), each Guarantor signatory thereto, Ableco Finance, LLC, as administrative agent and collateral agent (“Ableco”), as amended by Amendment Number One to Amended and Restated Financing Agreement, dated as of March 28, 2008, by and among the Borrowers, Ableco and Wells Fargo Foothill, Inc., as administrative agent (“Wells Fargo”), as further amended by Amendment Number Two to Amended and Restated Financing Agreement, dated as of March 20, 2009, by and among the Borrowers, Ableco and Wells Fargo, all of which indebtedness is to be repaid as of the Closing Date.
PRGX has Capital Lease Obligations in the amount of $260,082.94 as of December 31, 2009 under that certain Master Lease Agreement, dated as of November 1, 2006, with Seals Leasing Group, LLC.
PRGX is a guarantor of certain obligations of PRG-Schultz UK Limited (“PRGUK”) under that certain Asset Purchase Agreement, dated July 16, 2009, between First Audit Partners LLP, PRGUK, PRGX and the Covenantors signatory thereto. Such obligations include (i) the obligation to pay non-contingent deferred purchase price in the amount of £1,295,559 as of December 31, 2009 and (ii) the obligation to pay contingent earn-out payments estimated as of December 31, 2009 to be an aggregate of £1,427,167.
PRGX has obligations owing under the Dark Leases that may constitute Indebtedness totaling $2,833,059.09 as of December 31, 2009.
PRGX has obligations owing in respect of grants made pursuant to the PRG-Schultz International, Inc. 2006 Management Incentive Plan that may constitute Indebtedness totaling $635,886 as of December 31, 2009 based on the December 31, 2009 closing price of PRGX’s common stock, no par value, of $5.91. The actual amounts to be paid in respect of such obligations, however, depends on the closing price of PRGX’s common stock on the date of settlement of such obligations.
PRGX has obligations under severance agreements, as amended, between the Company and each of PRGX’s former Chairman, President and CEO, John M. Cook, and former Vice Chairman, John M. Toma, in respect of obligations to pay monthly cash installments principally over a fifty-eight month period (with respect to Mr. Cook) and over a forty-six month period (with respect to Mr. Toma), beginning February 1, 2006. Such severance agreements also provide for annual reimbursements, beginning on or about February 1, 2007, to Mr. Cook and Mr. Toma for the cost of health insurance for themselves and their respective spouses (not to exceed $25,000 and $20,000, respectively, subject to adjustment based on changes in the Consumer Price Index),
Schedule 7.1

continuing until each reaches the age of 80. At December 31, 2009, the Company’s accrued payroll and related expenses and noncurrent compensation obligations total $1,893,849.
If PRGX’s President and CEO, Romil Bahl, is employed on the last payroll date in July 2010, PRGX will be obligated to pay him a one-time bonus in the aggregate amount of $1 million payable on such date.
Schedule 7.1

Intercompany Indebtedness Spreadsheet
[See Attached]
Schedule 7.1

SCHEDULE 7.2
EXISTING LIENS
Liens contemplated under that certain Amended and Restated Financing Agreement, dated as of September 17, 2007, by and among PRG-Schultz International, Inc. (“PRGX”), PRG-Schultz USA, Inc. (“PRGUSA” and together with PRGX the Borrowers), each Guarantor signatory thereto, Ableco Finance, LLC, as administrative agent and collateral agent (“Ableco”), as amended by Amendment Number One to Amended and Restated Financing Agreement, dated as of March 28, 2008, by and among the Borrowers, Ableco and Wells Fargo Foothill, Inc., as administrative agent (“Wells Fargo”), as further amended by Amendment Number Two to Amended and Restated Financing Agreement, dated as of March 20, 2009, by and among the Borrowers, Ableco and Wells Fargo, each of which lien is to be released as of the Closing Date.
Schedule 7.2

SCHEDULE 7.4
EXISTING INVESTMENTS
Please see Schedule 7.1 for intercompany Indebtedness and investments that may constitute Investments.
PRG Schultz International, Inc. (“PRGX”) is a guarantor of certain obligations of PRG-Schultz UK Limited (“PRGUK”) under that certain Asset Purchase Agreement, dated July 16, 2009, between First Audit Partners LLP, PRGUK, PRGX and the Covenantors signatory thereto. Such obligations include (i) the obligation to pay non-contingent deferred purchase price in the amount of £1,295,559 as of December 31, 2009 and (ii) the obligation to pay contingent earn-out payments estimated as of December 31, 2009 to be an aggregate of £1,427,167.
Schedule 7.4